                                                                 EXHIBIT 10.3.2


                                 U.S. $7,500,000


                               FINANCING AGREEMENT


                            dated as of May 31, 1996


                                     between


                         STAR BANK, NATIONAL ASSOCIATION


                                     as Bank


                                       and


                      FM PRECISION GOLF MANUFACTURING CORP.

                                       and

                          FM PRECISION GOLF SALES CORP.


                                  as Borrowers

                                TABLE OF CONTENTS

1. DEFINITIONS .......................................................         1

1.1      Defined Terms ...............................................         1
1.2      Environmental Definitions ...................................        13
1.3      Other Definitional Provisions; Construction .................        14

2. LOANS AND OTHER FINANCIAL ACCOMMODATIONS ..........................        15

2.1      Total Facility ..............................................        15
2.2      Revolving Loans .............................................        15
2.3      Term Loan ...................................................        15
2.4      Letters of Credit ...........................................        16
2.5      No Deficiency ...............................................        18
2.6      Disbursement of Loans .......................................        18
2.7      Procedure for Advancing Revolving Loans .....................        19
2.8      No Limitation on Liens ......................................        19
2.9      Discretion to Adjust Advance Rates ..........................        19
2.10     General Conditions ..........................................        19
2.11     One General Obligation; Cross-Collateralized ................        20

3. INTEREST CHARGES; MINIMUM LOAN CHARGE; FEES .......................        20

3.1      Interest on Loans ...........................................        20
3.2      Increased Costs .............................................        21
3.3      Closing Fee .................................................        21
3.4      Loan Administration Fee .....................................        21
3.5      Letter of Credit Fees .......................................        21
3.6      Interest Rate Protection ....................................        22
3.7      Calculation of Certain Charges ..............................        22
3.8      Payments; Charging Loan Account .............................        22
3.9      Maximum Rate ................................................        22
4.1      Joint, Several and Primary Obligations ......................        23
4.2      Consolidated Borrowings .....................................        23
4.3      Borrower Guaranties .........................................        23

5. SECURITY; GUARANTY ................................................        23

5.1      Security ....................................................        23
5.1      Affiliate Guaranties ........................................        24

6. FURTHER ASSURANCES ................................................        24

7. RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED
         RECEIVABLES; PROCEEDS OF INVENTORY ..........................        24
7.1      Agreements Regarding Receivables ............................        24
7.2      Agreements Regarding Inventory ..............................        24
7.3      Locked Box ..................................................        25
7.4      Special Account .............................................        25
7.5      Crediting of Remittances ....................................        26
7.6      Cost of Collection ..........................................        26

8. EXAMINATION OF LOAN COLLATERAL; REPORTING .........................        26

8.1      Maintenance of Books and Records ............................        26
8.2      Access and Inspection .......................................        27
8.3      Reporting Regarding Receivables .............................        27
8.4      Reporting Regarding Inventory ...............................        27
8.5      Monthly Financial Statements ................................        28

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
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8.6      Annual Projections ..........................................        28
8.7      Audited Annual Financial Statements .........................        28
8.8      Opening Day Balance Sheet ...................................        28
8.9      Management Reports ..........................................        29
8.10     Comparisons to Financials; Certificates .....................        29
8.11     Tax Returns; Additional Information .........................        29

9. WARRANTIES, REPRESENTATIONS AND COVENANTS .........................        29

9.1      Corporate Status ............................................        29
9.2      Due Authorization; Validity .................................        29
9.3      No Violation ................................................        30
9.4      Use of Loan Proceeds ........................................        30
9.5      Management; Ownership of Assets; Licenses; Patents ..........        30
9.6      Indebtedness ................................................        30
9.7      Title to Property; No Liens .................................        31
9.8      Restrictions; Labor Disputes; Labor Contracts ...............        31
9.9      No Violation of Law .........................................        31
9.10     Hazardous Substances ........................................        31
9.11     Absence of Default ..........................................        31
9.12     Accuracy of Financials; No Material Changes .................        32
9.13     Pension Plans ...............................................        32
9.14     Taxes and Other Charges .....................................        32
9.15     No Litigation ...............................................        32
9.16     Brokerage Fees ..............................................        32
9.17     Affiliates ..................................................        33
9.18     Capitalization; Warrants ....................................        33
9.19     Noncompetition Agreements ...................................        33
9.20     Deposit and Other Accounts ..................................        33
9.21     Solvency ....................................................        33
9.22     Full Disclosure .............................................        33
9.23     Casualties ..................................................        34
9.24     Leases ......................................................        34
9.25     Insurance Policies ..........................................        34
9.26     Consents ....................................................        34
9.27     Updating Representations and Warranties .....................        34

10. COVENANTS ........................................................        34

10.1    Payment of Certain Expenses ..................................        34
10.2    Notice of Litigation .........................................        35
10.3    Notice of ERISA Events .......................................        35
10.4    Notice of Labor Disputes .....................................        35
10.5    Compliance with Laws .........................................        35
10.6    Notice of Violations of Law, Tax Assessments .................        35
10.7    Notice of Violations of Certain Agreements ...................        35
10.8    Notice of Customer Defaults ..................................        36
10.9    Taxes and Charges ............................................        36
10.10   Indebtedness; Guaranties .....................................        36
10.11   Restrictions .................................................        37
10.12   Pension Plans ................................................        37
10.13   Solvency .....................................................        37
10.14   Property Insurance ...........................................        38
10.15   Liability Insurance ..........................................        38
10.16   Changes to Acquisition Documents .............................        38
10.17   Mergers; Acquisitions ........................................        38
10.18   Investments ..................................................        38

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
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10.19   Distributions; Loans; Fees ...................................        39
10.20   Redemption of Stock ..........................................        39
10.21   Stock Rights .................................................        39
10.22   Capital Structure; Fiscal Year ...............................        39
10.23   Affiliate Transactions .......................................        39
10.24   Operating Account ............................................        40
10.25   Sale of Assets ...............................................        40
10.26   Intervention by Governmental Authority .......................        40
10.27   Levy Against Loan Collateral .................................        40
10.28   Judgments ....................................................        40
10.29   Financial Covenants ..........................................        40

11. EFFECTIVE DATE; TERMINATION ......................................        41

11.1    Effective Date and Termination Date ..........................        41
11.2    Renewal by Bank ..............................................        41
11.3    Voluntary Termination by Borrower ............................        41
11.4    Acceleration upon Termination ................................        42
11.5    Borrower Remains Liable ......................................        42

12. EVENTS OF DEFAULT ................................................        42

12.1    Events of Default ............................................        42
12.2    Cure Periods .................................................        45

13. BANK'S RIGHTS AND REMEDIES .......................................        45

13.1    Acceleration .................................................        45
13.2    Fees and Expenses ............................................        45
13.3    Actions in Respect of Letters of Credit ......................        46

14. PARTICIPATIONS ...................................................        46

14.1    Participation ................................................        46
14.2    Participant Consents .........................................        46
14.3    Information ..................................................        47
14.4    Law Requirements .............................................        47

15. GENERAL ..........................................................        47

15.1    Severability .................................................        47
15.2    Governing Law ................................................        47
15.3    WAIVER OF JURISDICTION .......................................        47
15.4    Survival and Continuation of Representations and Warranties ..        48
15.5    Evidence of Loans ............................................        48
15.6    Bank's Additional Rights Regarding Loan Collateral ...........        48
15.7    Application of Payments; Revival of Obligations ..............        48
15.8    Fees and Expenses ............................................        48
15.9    Notices ......................................................        49
15.10   Indemnification ..............................................        50
15.11   Additional Waivers by Borrower ...............................        51
15.12   Equitable Relief .............................................        51
15.13   Entire Agreement .............................................        51
15.14   Headings .....................................................        52
15.15   Cumulative Remedies ..........................................        52
15.16   Waivers and Amendments in Writing ............................        52
15.17   Assignment ...................................................        52
15.18   WAIVER OF JURY TRIAL .........................................        52

                                    EXHIBITS

Exhibit 3.1         Financial Tests for Interest Rate Reduction

Exhibit 4.3         Form of Borrower Guaranty

Exhibit 5.2A        Form of Individual Guaranty

Exhibit 5.2B        Form of Corporate Guaranty

Exhibit 7.2         Permitted Returns of Inventory

Exhibit 8.3         Borrowing Base Certificate

Exhibit 8.10        Officer's Certificate

Exhibit 9.4         Stock Pledge

Exhibit 9.5         Management; Licenses; Trademarks; Patents; Copyrights

Exhibit 9.8         Labor Matters

Exhibit 9.9         Compliance with Laws

Exhibit 9.10        Environmental Matters

Exhibit 9.13        Pension Matters

Exhibit 9.16        Financial Benchmarks for Payment of Brokerage Commissions

Exhibit 9.17        Affiliates

Exhibit 9.18        Capital Stock; Shareholders

Exhibit 9.19        Noncompetition Agreements

Exhibit 9.20        Bank Accounts

Exhibit 9.23        Casualties

Exhibit 9.24        Leases

Exhibit 9.25        Insurance Policies

Exhibit 10.10       Indebtedness

Exhibit 10.29       Financial Covenants

                                    SCHEDULES


Schedule 1          Financials

Schedule 2          Permitted Liens

                               FINANCING AGREEMENT


                  THIS FINANCING AGREEMENT (this "Agreement") between STAR BANK, NATIONAL ASSOCIATION, a national banking association ("Bank"), and FM PRECISION GOLF MANUFACTURING CORP., a Delaware corporation ("FM Manufacturing"), and FM PRECISION GOLF SALES CORP., a Delaware corporation ("FM Sales"), is as follows:



1.       DEFINITIONS



         1.1 Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:



         "Acquisition" means the acquisition, pursuant to the Acquisition Documents, of certain of the assets of Brunswick Corporation, a Delaware corporation.



         "Acquisition Documents" means the Asset Purchase Agreement dated as of May 31, 1996 between Borrower and Brunswick Corporation, and all other agreements, documents and instruments executed in connection therewith or the transactions contemplated thereby.



         "Affiliate" means, as to any Person (the "Subject Person"), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, (i) to vote 10% (or 51% with respect to determining "control" by Berenson Minella & Company, L.P.) or more of the securities having voting power for the election of directors of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. All of each Borrower's officers, shareholders, directors, parent corporations, subsidiary corporations, joint venturers and partners and all of Individual Guarantors and Corporate Guarantor shall be deemed to be Borrowers' Affiliates for purposes of this Agreement.



         "Applicable Agreement" means any agreement, commitment, arrangement or instrument to which, as of any date, a Borrower is a party or by which a Borrower or any of its properties is bound, including any note, indenture, loan agreement, mortgage, lease, or deed, the performance or non-performance of which could reasonably have a Material Adverse Effect, including the Acquisition Documents.



         "Attorneys' Fees" means the reasonable fees (determined at hourly rates without premium), costs and expenses of all attorneys (and all paralegals employed by such attorneys) retained by Bank from time to time in connection with any matter whatsoever related to, or arising out of, the transactions contemplated hereunder or the other Loan Documents.



         "Availability Deficiency" means the occurrence, as of any time, of a condition in which (i) the sum of (a) the then aggregate outstanding principal amount of the Revolving Loans plus (b) the then outstanding principal amount of the Term Loan plus (c) the then aggregate Letter of Credit Exposure exceeds (ii) $7,500,000.

         "Borrower" means each of FM Manufacturing and FM Sales, and "Borrowers" means, collectively, FM Manufacturing and FM Sales. To the extent a term or provision of this Agreement is applicable to a "Borrower," it is applicable to each Borrower unless the context expressly indicates otherwise.



         "Borrower's Facility" means the facility located at 535 Migeon Avenue, Torrington, Connecticut 06790.



         "Borrowing Base" means, as of any date of determination, an amount equal to:



                  (i) an amount equal to 85% (subject to adjustment as provided in Section 2.9) of the net amount of then Eligible Receivables (i.e., less maximum discounts, credits and allowances which may be taken by or granted to account debtors in connection therewith); plus



                  (ii) the lesser of (a) $2,500,000 or (b) the sum of (1) an amount equal to 60% (subject to adjustment as provided in Section 2.9) of the then Eligible Inventory consisting of Finished Goods, completed shafts awaiting frequency matching or in the process of being frequency matched, or purchased composite shafts, plus (2) an amount equal to 50% (subject to adjustment as provided in Section 2.9) of the then Eligible Inventory consisting of Raw Materials, plus (3) the lesser of (X) $175,000 or (Y) 25% (subject to adjustment as provided in Section 2.9) of the then Eligible Inventory consisting of semi-finished composite shafts; less



                  (iii) the then Reserve Amount.



         "Borrowing Base Deficiency" means any failure of the Revolving Loan Availability to be greater than or equal to zero Dollars.



         "Business Day" means any day which is not a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed in Cincinnati, Ohio. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.



         "Closing Date" means May 31, 1996, or such later date as is mutually agreeable to Borrowers and Bank.



         "Code" means the Uniform Commercial Code, as enacted in the State of Ohio, Section 1301.01 et seq. of the Ohio Revised Code, as amended from time to time.

         "Collateral", "General Intangibles", "Inventory", "Equipment" and "Receivables" shall have the meanings ascribed thereto in the Security Agreement (as defined in Section 5.1).



         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001(a)(14) of ERISA (as defined in Section 9.13).


         "Corporate Guarantor" means FM Precision Golf Corp., a Delaware corporation.


         "Deficiency" means (collectively and individually) an Availability Deficiency, a Borrowing Base Deficiency, a Term Loan Deficiency and a Letter of Credit Deficiency.


         "Dollars" and "$" means dollars in lawful currency of the United States of America unless otherwise indicated.


         "Eligible Equipment" means such Equipment (i) owned and held by FM Manufacturing at Borrower's Facility which Bank, in its discretion exercised in good faith, has deemed to be eligible based on those credit or collateral considerations as Bank deems appropriate from time to time; (ii) which is subject to a valid and prior, fully perfected security interest of Bank, free of all Liens of any Person (except to the extent, if any, of the Permitted Liens other than purchase money security interests or capitalized lease obligations);
(iii) which does not violate any representation or warranty contained in any of the Loan Documents pertaining to Equipment; and (iv) for which the insurance that is required to be maintained by the Loan Documents is payable to Bank as mortgagee or loss payee in accordance with the Loan Documents. If (1) any item of Eligible Equipment is lost, stolen, destroyed or damaged beyond economic repair or (2) Borrower sells, scraps or trades-in, with Bank's consent, any item of Eligible Equipment, then the affected Equipment will immediately cease to be Eligible Equipment for all purposes of this Agreement.


         "Eligible Inventory" means each Borrower's Inventory which meets the criteria in clause (i) below of this definition and is not ineligible pursuant to clause (ii) below. Eligible Inventory will be valued, for purposes of determining the Borrowing Base, at the lower of cost or market value, determined in accordance with the "first in-first out" cost accounting system.


                  (i) Except as otherwise provided in clause (ii) below, Inventory is eligible if it is (a) (1) finished goods owned and held by a Borrower at Borrower's Facility for sale in the ordinary course of a Borrower's business as presently conducted by it ("Finished Goods"), or (2) raw materials owned and held by FM Manufacturing at Borrower's Facility that will be converted or fabricated into Finished Goods or are held separately for sale in the ordinary course of FM Manufacturing's business as presently conducted by it ("Raw Materials"), and (b) subject to a valid and prior, fully perfected security interest of Bank, free of all Liens of any Person (except to the extent, if any, of the Permitted Liens).

                  (ii) The following Inventory will not, in any event, constitute Eligible Inventory:



                           (a) Finished Goods which are (1) not in good
condition, (2) not of merchantable quality, (3) not readily saleable in the ordinary course of a Borrower's business, (4) considered slow-moving by Bank, in its discretion exercised in good faith, or (5) subject to defects which materially affect their market value (including all Finished Goods for which reserves for obsolescence have been provided for in a Borrower's financial statements or for which obsolescence reserves are anticipated);


                           (b) Raw Materials which are (1) not in good
condition, (2) not of merchantable quality, (3) considered slow-moving by Bank, in its discretion exercised in good faith, or (4) subject to defects which materially affect their market value (including all Raw Materials for which reserves for obsolescence have been provided for in FM Manufacturing's financial statements or for which obsolescence reserves are anticipated);


                           (c) work in process;


                           (d) supplies and packaging materials;


                           (e) Inventory which Bank, in its discretion exercised
in good faith, determines to be ineligible because of age, type, category or quantity;


                           (f) Inventory that is located outside of the United
States;


                           (g) Inventory which has been consigned to a Borrower
or has been sold to a Borrower in any sale on approval or sale and return transaction;


                           (h) Inventory that is located on any premises not
owned by a Borrower or is in the possession of any Person other than a Borrower except (subject to any additional requirements imposed by Bank, in its discretion exercised in good faith, to protect a Borrower's title thereto or Bank's Lien thereon): (1) Eligible Inventory in the possession of a warehouseman or other bailee (including an inventory processor) if Bank has received a bailee waiver letter acceptable to Bank from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory and (2) Eligible Inventory located on premises leased by a Borrower if Bank has received a landlord waiver reasonably acceptable to Bank with respect to such premises;


                           (i) Inventory that is subject to any trademark, trade
name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Bank's reasonable judgment, limit or impair the ability of Bank to promptly exercise any of its rights with respect thereto;

                           (j) Inventory with respect to which insurance
proceeds, if any, are not payable to Bank as mortgagee or loss payee in accordance with the Loan Documents;



                           (k) Inventory that is in transit to or from
Borrower's Facility; or

                           (l) Inventory which Bank, in its discretion exercised
in good faith, determines to be ineligible based on any other credit or collateral considerations as Bank deems appropriate from time to time.



         "Eligible Receivables" means such of the Receivables owing to a Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.



                  (i) except as provided in clause (ii) below, Receivables meeting all of the following criteria are Eligible Receivables:



                           (a) Receivables which consist of ordinary trade
accounts receivable owned solely by a Borrower, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of Finished Goods or the provision of services in the ordinary course of a Borrower's business as presently conducted by it to a Person who is not an Affiliate of a Borrower (or who otherwise is controlled by a Borrower or by an Affiliate of Borrower);


                           (b) Receivables which are due and payable absolutely
and unconditionally within (1) a Borrower's standard terms of 45 days from the date of the invoice applicable thereto (or 60 days from the date of the invoice applicable thereto with respect to account debtors described in clause (ii)(c) below), or (2) such extended terms that Bank, in its discretion exercised in good faith, approves after prior notice from a Borrower;


                           (c) Receivables with respect to which (1) the
services covered thereby have been rendered or (2) the Finished Goods covered thereby have been delivered to the account debtor or its designee; and


                           (d) Receivables with respect to which not more than
60 days have elapsed since the due date of the original invoice applicable thereto with respect to the account debtors described in clause (i)(b) above.



                  (ii) The following Receivables will not, in any event, constitute Eligible Receivables:

                           (a) Receivables with respect to which the account
debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed or suspended business operations, become insolvent or in respect of which a receiver, custodian or trustee was appointed for a significant portion of its assets or affairs;


                           (b) Receivables with respect to which the account
debtor is also a supplier to, or creditor of, a Borrower, unless the aggregate amount owed to a Borrower by such account debtor exceeds the aggregate amount owed to such account debtor by a Borrower, in which case such a Receivable, if otherwise eligible, will be an Eligible Receivable only to the extent of such excess;

                           (c) Receivables with respect to which the account
debtor (1) is a Person not domiciled in or organized under the laws of the United States of America or Canada or a political subdivision of either of them, is not qualified to do business in one or more States of the United States of America or Canada, and the Finished Goods in respect of the Receivable are delivered by a Borrower to a location outside of the United States of America or Canada or (2) has its principal place of business or chief executive office outside of the United States of America or Canada unless, in either case, the Receivable is supported by an irrevocable, clean letter of credit or acceptance issued (A) by a financial institution satisfactory to Bank and (B) on terms acceptable to Bank, and, if so requested by Bank, delivered to Bank in pledge for negotiation and presentment;


                           (d) Receivables with respect to which 25% or more of
the Receivables from the same account debtor, either alone or together with its Affiliates, are ineligible for any reason, exclusive of those Receivables which are ineligible pursuant to clauses (ii)(e) or (ii)(i);


                           (e) Receivables owing from any single account debtor
to the extent, as of any date, that the total amount of such account debtor's indebtedness to a Borrower (whether evidenced by such Receivables or otherwise) exceeds an amount which is greater than 20% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, a Borrower's account debtor in connection therewith) of the then outstanding Eligible Receivables of the applicable Borrower;


                           (f) Receivables with respect to which the account
debtor is a Governmental Authority, unless with respect to such Receivables the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 and 41 U.S.C. Section 15), or comparable state statute or regulation has been complied with to Bank's satisfaction;


                           (g) Receivables which (1) consist (or to the extent
consisting) of deposits, (2) consist of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer or director Receivables, or (6) are debit memoranda;


                           (h) Receivables with respect to which the terms or
conditions prohibit or restrict assignment or collection rights;


                           (i) Receivables (1) which are subject to set-off,
credit, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), or (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose, provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to a Borrower in respect of such Receivable, as determined by Bank in its discretion exercised in good faith, may be an Eligible Receivable;


                           (j) Receivables which are evidenced by a promissory
note, chattel paper or other instrument;

                           (k) Receivables which are generated by a sale on
approval, a bill and hold sale, a sale on consignment or other type of conditional sale;


                           (l) Receivables which are not subject to the first
priority security interest of Bank or are subject to any Lien of any Person (except to the extent, if any, of the Permitted Liens);


                           (m) Receivables with respect to which the account
debtor is located in New Jersey (1) to the extent that the Receivables owing from such account debtor exceed 5% of the face amount of the then outstanding Eligible Receivables and (2) if all Receivables owing from all account debtors located in New Jersey exceed 15% of the face amount of the then outstanding Eligible Receivables, unless the applicable Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year;


                           (n) Receivables with respect to which the account
debtor is located in Minnesota (1) to the extent that the Receivables owing from such account debtor exceed 5% of the face amount of the then outstanding Eligible Receivables and (2) if all Receivables owing from all account debtors located in Minnesota exceed 15% of the face amount of the then outstanding Eligible Receivables, unless the applicable Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year;


                           (o) Receivables with respect to which the account
debtor is located in West Virginia (1) to the extent that the Receivables owing from such account debtor exceed 5% of the face amount of the then outstanding Eligible Receivables and (2) if all Receivables owing from all account debtors located in West Virginia exceed 15% of the face amount of the then outstanding Eligible Receivables, unless the applicable Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

                           (p) Receivables which are subject to progress
billing;


                           (q) Receivables with respect to which the account
debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor's trade creditors, as determined by Bank in its discretion exercised in good faith;


                           (r) Receivables with respect to which the account
debtor is incompetent or has died;


                           (s) Receivables with respect to which Bank has
received a check for payment of such Receivable which has been returned uncollected;

                           (t) Receivables with respect to which Bank, in its
discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor's financial inability to pay; or


                           (u) Receivables with respect to which Bank, in its
discretion exercised in good faith, has notified a Borrower that such Receivables are, or Receivable is, ineligible based on such other credit and collateral considerations as Bank deems appropriate from time to time.


         "Event of Default" shall have the meaning ascribed thereto in Section 12, whether any requirement for the giving of notice, the lapse of time, the satisfaction of any other condition, or all of them, have been satisfied.


         "Financials" means those financial statements of Borrowers attached as
Schedule 1.


         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof.


         "Indebtedness" means all of each Borrower's obligations, indebtedness and liabilities to any Person, including all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise. Indebtedness includes, without limiting the foregoing, (i) the Obligations, (ii) obligations or liabilities of any Person secured by a Lien on property owned by a Borrower, even though a Borrower has not assumed or become liable for the payment therefor, and (iii) obligations or liabilities created or arising under any lease to a Borrower of real or personal property, any conditional sales contract or other title retention agreement with respect to property used or acquired by a Borrower, even though the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property.


         "Individual Guarantors" means, collectively, Christopher A. Johnston, Richard P. Johnston and Berenson Minella & Company, L.P., a Delaware limited partnership. "Individual Guarantor" means each of the foregoing.


         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Internal Revenue Code will be construed to include any comparable provision of the Internal Revenue Code as amended or superseded after the date of this Agreement.


         "Letter of Credit" means, as applicable, either (i) a standby letter of credit issued by Bank pursuant to Section 2.4 or (ii) a commercial letter of credit issued by Bank pursuant to Section 2.4.

         "Letter of Credit Availability" means, at any time, an amount equal to the lesser of (i) an amount equal to (a) $250,000 less (b) the then Letter of Credit Exposure or (ii) the then Revolving Loan Availability.


         "Letter of Credit Deficiency" means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.


         "Letter of Credit Documents" means, with respect to each and every Letter of Credit, (i) either, as applicable, (a) a standby letter of credit application and reimbursement agreement on Bank's then customary form with respect to a standby Letter of Credit issued by Bank or (b) a commercial letter of credit application and reimbursement agreement on Bank's then customary form with respect to a commercial Letter of Credit issued by Bank (the "Letter of Credit Application") and (ii) any other agreements, certificates, documents and information as Bank may reasonably request relating to a Letter of Credit.


         "Letter of Credit Exposure" means, as of any date, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).


         "Letter of Credit Face Amount" of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.


         "Letter of Credit Obligations" shall mean, at any time, the sum of (i) the aggregate Letter of Credit Face Amount for all Letters of Credit, plus (ii) the aggregate amount of each Borrower's unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any indebtedness, liability or obligation of any sort whatsoever, however arising, whether present or future, fixed or contingent, or paid, incurred, or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to a Borrower or by Bank, including any and all Bank charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit, so long as such duties and taxes and costs of insurance are generally being charged by Bank to its similarly situated borrowers).


         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

         "Loan" means any advance or extension of credit made by Bank to, or for the benefit of, a Borrower pursuant to Section 2 (including the Letter of Credit Exposure), and the total of all such advances and extensions of credit (including the Letter of Credit Exposure) outstanding at any time may be referred to as "Loans".


         "Loan Collateral" means the Collateral and any other security or collateral provided from time to time by, or on behalf of, a Borrower for the Obligations.


         "Loan Documents" means this Agreement, the Security Agreement and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, a Borrower and delivered to Bank.


         "Material Adverse Effect" means a material adverse effect, as determined by Bank in good faith, on (i) Borrowers' (a) business, property, assets, operations or condition, financial or otherwise, or (b) ability to perform any of their payment or other Obligations under this Agreement or any of the other Loan Documents, or (ii) the value of the Loan Collateral or Bank's rights or interests therein.


         "Obligations" means the Loans, the Letter of Credit Obligations and all other loans, advances, debts, liabilities, obligations, covenants and duties owing to Bank or any Affiliate of Bank from a Borrower of any kind, present or future, whether evidenced by or arising out of this Agreement, any of the other Loan Documents, or any other agreement, transaction, extension of credit, letter of credit, guaranty or indemnification or in any other manner and whether for the payment of money, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all interest, charges, expenses, fees and any other sums chargeable to a Borrower in connection with any of the foregoing, and all Attorneys' Fees.


         "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, as to which a Borrower or any corporation, trade or business that is, along with a Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during any preceding six year period, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.


         "Permitted Liens" means the liens and interests in favor of Bank granted or provided under the Loan Documents and, to the extent reflected on a Borrower's books and records and not materially impairing the operations of a Borrower or any performance under, or contemplated by, the Loan Documents: (i) Liens arising by operation of law for taxes not yet due and payable; (ii)

Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens, if any, specifically permitted by Bank from time to time in writing; (v) Liens on newly acquired equipment securing Indebtedness under capitalized leases or purchase money Indebtedness if the total amount of obligations secured by the purchase money security interests or the subject of capitalized leases during any period does not, together with any other capital expenditures made by Borrowers, exceed the maximum amount permitted during such period for capital expenditures pursuant to Section 1 of Exhibit 10.29, provided that (a) any Liens relating to such purchase money Indebtedness or capitalized lease Indebtedness shall not extend to or cover any property of a Borrower other than the property so acquired, and (b) the principal amount of such capitalized lease or purchase money Indebtedness shall not, at the time of the incurrence thereof, exceed the value of the property so acquired; (vi) Liens for taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9; (vii) those Liens described on Schedule 2; and (viii) Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons ("Third Party Claims") as long as the Third Party Claims are not past due and if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted,
(b) Borrowers have given prior notice to Bank of the Third Party Claim, (c) Borrowers have established appropriate reserves (in Bank's discretion exercised in good faith) for the Third Party Claim, (d) levy and execution on the Third Party Claim have been and continue to be stayed, (e) the Third Party Claim does not prevent Bank from having a perfected first priority security interest in, or a first priority mortgage lien on, the Loan Collateral or with respect to future advances made under this Agreement, (f) Borrower's title to, and its right to use, any of the material Loan Collateral is not materially affected thereby, and
(g) the amount of all Third Party Claims do not exceed, as of any date, $50,000 in the aggregate; and, provided, further, that Borrowers must promptly pay each such Third Party Claim when the dispute is finally settled.


         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority. "Prime Rate" means the rate of interest per annum announced by Bank from time to time as its prime lending rate (for reference purposes only) with any change thereto being effective as of the opening of business on the date of change (or if not a Business Day, the beginning of the day). The Prime Rate is determined solely by Bank pursuant to market factors and its own operating needs and is not necessarily Bank's best or most favorable rate for commercial or other loans.


         "Reportable Event" means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations).

         "Reserve Amount" means, as of any date of determination, the amounts that Bank, in its discretion exercised in good faith (including in the manner described in this definition), may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as Bank deems appropriate from time to time in its discretion exercised in good faith, based on market conditions, or to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of a Borrower or the security of the Loans. For purposes of this definition and determining the Borrowing Base and without limiting Bank's other discretion, Bank will be deemed to have acted in good faith if reserves are established in respect of any one or more of the following: (a) the occurrence of an Event of Default; (b) the payment of Obligations then due and payable and unpaid; (c) for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras and other similar offsets to a Borrower's accounts receivable except to the extent any of the foregoing have been dealt with by Bank by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature; (d) for any claims, interests or rights (including Liens) of any Person which (1) (A) as of the date Bank learns or is notified of the existence of the same, has priority over the Liens of Bank on any or all of the Loan Collateral or (B) will have priority over the Liens of Bank on any or all of the Loan Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise and (2) pertain to, arise from, or secure indebtedness, obligations, or liabilities in excess, as of any date, of $25,000 in the aggregate; (e) for aged credits maintained by a Borrower in respect of its accounts receivable; or (f) for any amounts expended by Bank to protect or preserve any Loan Collateral or Bank's rights under the Loan Documents which have not been reimbursed by a Borrower.



         "Revolving Loan Availability" means, as of any time, an amount equal to:


                  (i) an amount equal to the lesser of (a) the remainder of (1) $7,500,000 less (2) the then outstanding principal amount of the Term Loan or
(b) the then Borrowing Base; less


                  (ii) the sum of (a) then aggregate outstanding principal amount of all Revolving Loans and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrowers' loan account with Bank and (b) the then Letter of Credit Exposure.



         "Revolving Loans" has the meaning ascribed thereto in Section 2.2.


         "Security Agreement" has the meaning ascribed thereto in Section 5.1.



         "Solvent" means, with respect to any Person, that the Person is not insolvent as defined or construed under any and all applicable laws. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.



         "Term Loan" has the meaning ascribed thereto in Section 2.3.

         "Term Loan Availability" means, as of any time, an amount equal to:


                  (i) an amount equal to the lesser of: (a) $3,750,000; or (b) the sum of (1) an amount up to 75% of the aggregate orderly liquidation value of the Eligible Equipment owned and held by FM Manufacturing, plus (2) an amount up to 60% of the fair market value of that portion of Borrower's Facility which constitutes real estate, such fair market value to be determined in accordance with an appraisal complying with all regulatory requirements applicable to Bank, provided that Bank has obtained an environmental assessment of the real estate satisfactory to Bank; less


                  (ii) the principal amortization payments of the Term Loan made or required to have been made by Borrowers; less


                  (iii) the then outstanding principal amount of the Term Loan.


For purposes of determining the Term Loan Availability, the orderly liquidation value of the Eligible Equipment owned and held by FM Manufacturing and the fair market value of Borrower's Facility will be determined in accordance with appraisals performed from time to time, but not more frequently than annually, at Borrowers' cost by appraisers acceptable to Bank, in its discretion exercised in good faith, based on methods of appraisal acceptable to Bank.


         "Term Loan Deficiency" means the failure, as of any time, of the Term Loan Availability to be greater than or equal to zero Dollars.


         1.2 Environmental Definitions.


         "Environmental Activity" means any actual, proposed or threatened storage, holding, existence, Release, emission, discharge, generation, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on any of a Borrower's property or otherwise relating to any of a Borrower's property or any Use of any of a Borrower's property which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements.


         "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, or any common law (including common law that may impose strict liability), which may relate to or deal with human health, the environment, natural resources, or Hazardous Substances, all as may be from time to time amended or modified.

         "Environmental Liability" means any liability, obligation, indebtedness, or duty of, any claim or demand against, any requirement imposed on, or any amount owed by or payable from, a Borrower, which is based on, results from, is in connection with, arises out of, or otherwise is related to any Environmental Activity, whether the foregoing described liability now exists or arises in the future, is contingent or absolute, primary or secondary, liquidated or unliquidated, due or to become due, and however created, incurred, acquired, owing or arising.


         "Environmental Requirements" means all present and future laws, including Environmental Laws, authorizations, approvals, judgments, injunctions, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.


         "Hazardous Substances" means, at any time, (i) any "hazardous substance" as defined in Section 101(14) of CERCLA (42 U.S.C. Section 9601(14)) or regulations promulgated thereunder; (ii) any "solid waste" as defined in RCRA or regulations promulgated thereunder or any "hazardous waste" or "infectious waste," as such terms are defined in any Environmental Law at such time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.


         "Release" includes spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping into the environment.


         "Use" includes, but is not limited to, use, ownership, development, construction, maintenance, management, operation or occupancy.


         1.3 Other Definitional Provisions; Construction. Unless otherwise specified,


                  (i) All terms defined in this Agreement, whether or not defined in Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.


                  (ii) As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to a Borrower not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement ("GAAP").

                  (iii) References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdiction(s) encompassed by the reference.


                  (iv) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof.


                  (v) "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely.


                  (vi) All of the uncapitalized terms contained in the Loan Documents which are defined under the Code will, unless the context indicates otherwise, have the meanings provided for in the Code.


                  (vii) All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.


                  (viii) The term "good faith" means honesty in fact in the conduct or transaction concerned, without regard to whether standards which might be deemed commercially reasonable have been observed.


2.       LOANS AND OTHER FINANCIAL ACCOMMODATIONS


         2.1 Total Facility. Subject to the terms and conditions of this Agreement, Bank shall make up to $7,500,000 in total credit available to Borrowers in the form of the following loans advanced or to be made under the following facilities: (i) the Revolving Loans and (ii) the Term Loan, all as more particularly described below.


         2.2 Revolving Loans. Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, Bank shall make loans ("Revolving Loans") to Borrowers, which loans may be lent and relent from time to time, in an amount, as of any date, not exceeding the Revolving Loan Availability then in effect.


         2.3 Term Loan.


                  2.3.1 General. Subject to the terms and conditions of this Agreement, Bank shall make a loan (the "Term Loan") to FM Manufacturing in the amount of $3,750,000; provided, however, that the principal amount of the Term Loan may not, as of any time, exceed the Term Loan Availability. Subject to the terms of Section 2.3.2 and Section 11.4, the principal of the Term Loan shall be due and payable by FM Manufacturing in equal consecutive monthly installments in the amount of $62,500 each commencing on the first day of July, 1996 and continuing on the first day of each month until the termination of this Agreement, at which time the entire unpaid principal balance of, and accrued interest on, the Term Loan, if not sooner repaid, shall be due and payable. No part of the Term Loan may, on the repayment thereof, be redrawn or reborrowed by FM Manufacturing.


                  2.3.2 Additional Principal Payments.


                           (i) On each August 31, commencing on August 31, 1997
and continuing until the termination of this Agreement or the payment in full of the entire principal of the Term Loan, FM Manufacturing will pay to Bank, in addition to the payments required under Sections 2.3.1 and 2.3.2(ii), an installment of principal of the Term Loan in an amount equal to 30% of Borrowers' Excess Cash Flow (as defined below), if any, for Borrowers' fiscal year then most recently ended. As used in this Section 2.3.2, "Excess Cash Flow" means, for any period, Borrowers' consolidated net income, after taxes, for the period, plus all depreciation, amortization and other noncash charges for the period, plus all extraordinary expenses for the period, less all capital expenditures (other than capital expenditures paid for with the proceeds of long-term debt or capitalized leases) made during the period, but only to the extent that such capital expenditures are permitted pursuant to Section 1 of
Exhibit 10.29, less the amount of principal payments on any long-term debt or capitalized leases made during the period, less the dividends paid by Borrowers during the period to the extent authorized pursuant to Section 10.19. For purposes of this Section 2.3.2(i), Excess Cash Flow will be determined on the basis of the annual financial statements required to be delivered to Bank pursuant to Section 8.7. The portion of the Excess Cash Flow paid to Bank will be applied by Bank against the Term Loan to the last to mature of the payments of principal due on the Term Loan under this Section 2.3.


                           (ii) In the event that the State of Connecticut
provides direct financing to a Borrower on terms and conditions satisfactory to Bank at any time prior to the payment in full of the entire principal of the Term Loan, FM Manufacturing will pay to Bank, upon the closing of such financing, and in addition to the payments required under Sections 2.3.1 and 2.3.2(i), an installment of principal in an amount equal to 50% of the net proceeds of such financing (net only of the reasonable and customary costs of closing such financing). Such payment will be applied by Bank against the Term Loan to the last to mature of the payments of principal due on the Term Loan under this Section 2.3.


         2.4 Letters of Credit.


                  2.4.1 Letter of Credit Subfacility. Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, a Borrower may request Bank to issue a Letter of Credit by delivering to Bank: (i) a Letter of Credit Application completed to the satisfaction of Bank, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.4.2 below), (ii) a Borrowing Base Certificate (as defined in Section
8.3 below) which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (iii) such Letter of Credit Documents that Bank then requires. Bank, in addition to the other terms of this Agreement, will have no obligation to issue any such proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Letter of Credit Availability will be less than zero.


                  2.4.2 Terms of Letter of Credit. Each Letter of Credit issued under this Agreement will, among other things, be in such form requested by a Borrower as is acceptable to Bank in its discretion exercised in good faith. No standby Letter of Credit will have an expiry date occurring later than one year after the date of issuance of the Letter of Credit, and no commercial Letter of Credit will have an expiry date occurring later than 180 days after the date of issuance of the Letter of Credit; however, in no event will any expiry date be later than the earlier of (i) May 31, 1999 (or such later date to which Bank renews the termination date of this Agreement as provided in Section 11.2 below) or (ii) such earlier termination date of this Agreement which has resulted from the delivery to Bank by a Borrower of a Termination Notice as provided in
Section 11.3 below. Each Letter of Credit Application and each Letter of Credit will be subject to the Uniform Customs and Practices for Documentary Credits, 1993 Revision, ICC Publication No. 500 and, to the extent not inconsistent therewith, the laws of the State of Ohio.


                  2.4.3 Advice of Issuance or Non-Issuance. Upon receipt of a request from a Borrower to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, Bank, within three Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to the applicable Borrower, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit. If Bank elects not to issue such Letter of Credit, Bank will communicate in writing to the applicable Borrower the reason(s) why Bank has declined such request.


                  2.4.4 Payment of Drafts. Subject to the terms of Section 13.3 below, Borrowers hereby irrevocably instruct Bank to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit by debiting Borrowers' loan account with Bank as an advance of the Revolving Loans pursuant to Section 2.2.


                  2.4.5 Letter of Credit Obligations. All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.


                  2.4.6 Increased Costs. If (i) any law, treaty, rule, regulation, guideline or determination of a central bank or a Governmental Authority or interpretation or application thereof by a central bank or Governmental Authority or (ii) compliance by Bank with any request or directive (whether having the force of law) from, or compliance by Bank with any official pronouncement or statement of, or as a result of any audit, investigation, or enforcement action (whether or not against Bank) by, a central bank or other Government Authority shall either (a) impose, modify, deem or make applicable any reserve, special deposits, assessment or similar requirement against letters of credit issued by Bank or (b) impose on Bank any other condition regarding this Agreement or any Letter of Credit, and, in Bank's judgment exercised in good faith, the result of any event referred to in clause (a) or (b) above is the increase of the cost to Bank of issuing or maintaining any Letter of Credit, then, on demand by Bank, Borrowers will immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate

Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then applicable interest rate on the Loans; provided, however, that Bank may charge Borrowers for such increased cost only to the extent that such cost is generally charged by Bank to its other similarly situated borrowers. A certificate as to such increased cost incurred by Bank, submitted by Bank to Borrowers, shall be conclusive, absent manifest error, as to the amount thereof.


                  2.4.7 Unconditional Obligations. All Letter of Credit Obligations and Obligations in respect of any and all Letters of Credit issued by Bank shall be unconditional and irrevocable and will be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Documents under all circumstances set forth in the Letter of Credit Documents, including any or all of the following circumstances: (i) the existence of any claim, set-off, defense or other right which a Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Bank, or any other Person, whether in connection with this Agreement or the other Loan Documents, the transactions contemplated in this Agreement, or any unrelated transaction; (ii) any statement or any other document presented under any Letter of Credit (other than documents delivered by Bank) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; (iv) the invalidity or unenforceability of the Letter of Credit; or (v) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing; however, nothing in this Section 2.4.7 will relieve Bank of any liability it may have to a Borrower to the extent resulting from Bank's gross negligence or willful misconduct.


         2.5 No Deficiency. Notwithstanding anything in this Agreement to the contrary, Bank shall not be obligated to make any loan or any advance of credit or issue any Letter of Credit if, after giving effect to such loan, advance or Letter of Credit, a Deficiency would occur. If, as of any date, a Deficiency occurs, Borrowers shall immediately, without demand or notice, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist; provided, however, that if such Deficiency occurs by reason of facts of which Borrowers do not have knowledge, Borrowers shall have a grace period of 10 Business Days after the earlier of (i) Borrower's learning of such Deficiency or
(ii) Bank's giving written or oral notice of such Deficiency to Borrowers to reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist.


         2.6 Disbursement of Loans. All disbursements of proceeds of the Loans requested by Borrowers pursuant to Section 2.7 will be effectuated by Bank's crediting Account No. 48577-5266 at Bank, which will be structured and utilized as a controlled disbursement account in accordance with Bank's policies and procedures ("Controlled Disbursement Account"). Bank may, however, at any time hereafter elect not to credit proceeds of the Loans to the Controlled Disbursement Account, but instead may establish a similar non-controlled disbursement account or accounts for Borrowers at Bank and disburse proceeds of the Loans by crediting such non-controlled disbursement account of Borrowers at Bank.

         2.7 Procedure for Advancing Revolving Loans. Borrowers hereby authorize Bank without any further written or oral request of Borrowers to make advances of Revolving Loans to Borrowers in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items are presented to Bank for payment if Bank makes advances of the Revolving Loans in accordance with this Agreement. In addition to advances of Revolving Loans made pursuant to Bank's controlled disbursement account system, Bank will, from time to time prior to the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, advance Revolving Loans to the Controlled Disbursement Account upon the written request of a Borrower therefor. If Bank receives such a request from a Borrower for a Revolving Loan prior to 12:00 noon, Cincinnati, Ohio time, Bank will make such advance on that same Business Day to the extent that such Borrower is entitled to such advance under the terms of this Agreement. If Bank receives such a request from a Borrower for a Revolving Loan after 12:00 noon, Cincinnati, Ohio time, Bank will make such advance on the next Business Day to the extent that such Borrower is entitled to such advance under the terms of this Agreement.


         2.8 No Limitation on Liens. The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Bank's security interest in, or other Liens on, the Receivables, Inventory, Equipment, General Intangibles or any other Loan Collateral.


         2.9 Discretion to Adjust Advance Rates. Borrowers acknowledge that Bank, from time to time in its discretion exercised in good faith, may increase or decrease the percentage advance rates and dollar limits on outstanding advances against the Borrowing Base on the basis of such credit and collateral considerations as Bank deems appropriate from time to time based on market conditions, or to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of Borrowers or the security of the Loans; provided, however, that so long as there does not then exist an Event of Default, Bank shall give Borrowers not less than 10 Business Days prior written notice of any decrease in the percentage advance rates or dollar limits on outstanding advances against the Borrowing Base. If Bank decreases the percentage advance rates or dollar limits on outstanding advances against the Borrowing Base below those rates or limits initially established in this Agreement at any time that there does not exist an Event of Default, Borrowers may prepay the Loans in full without payment of the termination fee under Section 11.3 so long as such prepayment in full is tendered within 90 days following the date of such decrease.


         2.10 General Conditions. In addition to any other provisions contained in this Agreement, the making of any advances of credit under this Agreement after the acceptance of this Agreement by Bank will be subject to the continued existence or fulfillment to the reasonable satisfaction of Bank of each of the following conditions throughout the term of this Agreement:


                  (i) No Event of Default has occurred and is continuing;

                  (ii) No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Bank, from making the requested advance; and


                  (iii) Borrowers' representations and warranties contained in this Agreement are complete and correct in all material respects as of the date of this Agreement and continue to be true and correct in all material respects throughout the term of this Agreement with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement subject to such changes as are not prohibited hereby or do not constitute Events of Default under this Agreement.


         2.11 One General Obligation; Cross-Collateralized. All advances of credit by Bank to, or for the benefit of, either Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation. The Loans and all other advances or extensions of credit to, or for the benefit of, either Borrower under this Agreement or the other Loan Documents are made on the security of all of the Loan Collateral.


3.       INTEREST CHARGES; MINIMUM LOAN CHARGE; FEES.


         3.1 Interest on Loans. Borrowers promise to pay to Bank interest on the Loans as follows:


                  (i) All Revolving Loans will bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a rate per annum equal to the sum of the Prime Rate, as in effect from day to day as interest accrues, plus 1.25%; subject, however, to clauses (iv) and (v) of this
Section 3.1.


                  (ii) The Term Loan will bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a rate per annum equal to the sum of the Prime Rate, as in effect from day to day as interest accrues, plus 1.50%; subject, however, to clauses (iv) and (v) of this
Section 3.1.


                  (iii) Any adjustment in the rate of interest resulting from a change in the Prime Rate will become effective on the date of such change in the Prime Rate made by Bank.


                  (iv) If Borrowers' audited annual financial statements delivered to Bank in compliance with Section 8.7 are accompanied by an unqualified audit report and establish to Bank's satisfaction that Borrowers have satisfied each of the financial tests set forth in Exhibit 3.1 as of the end of and for Borrowers' fiscal year ending on or about May 31, 1997, then, provided that there does not then exist an Event of Default, the applicable rates of interest set forth above in clauses (i) and (ii) of this Section 3.1 will be reduced by 0.25% per annum effective as of the first Business Day of the first calendar month following the calendar month in which the audited annual financial statements, accompanied by an unqualified audit report, are delivered to Bank.

                  (v) The per annum rates of interest applicable at all times after the occurrence and during the continuance of an Event of Default shall be the applicable rates of interest set forth above in clauses (i), (ii) and (iv) of this Section 3.1 plus an additional 2.00%.


         3.2 Increased Costs. If (i) there occurs any change in law or any rules, regulations, guidelines or orders (or any interpretation or application thereof) of a Governmental Authority or any new laws, regulations or guidelines are promulgated, enacted, issued, or made or any request, requirement or directive (whether having the force of law) from any central bank or other Governmental Authority is imposed or made effective (including a requirement which affects the manner in which Bank allocates capital resources to any of its credit facilities, including its credit facility hereunder), and (ii) as a result of such change, enactment, or issuance (a) the rate of return on Bank's capital as a consequence of the Loans is reduced to a level below that which Bank could have achieved but for such circumstances (taking into consideration Bank's policies with respect to capital adequacy and capital maintenance) by an amount deemed by Bank to be material or (b) Bank is subjected to any tax of any kind whatsoever with respect to this Agreement or any loan or other credit advanced under this Agreement or the basis of taxation of payments to Bank of principal, fees, interest or other amounts payable under this Agreement is changed (except a tax on the overall net income or capital of Bank, including "doing business," franchise and other similar taxes), then, and in each such case, Bank may charge Borrowers an additional fee ("Additional Fee") which will compensate Bank for such reduction in the rate of return caused by such requirements or for such tax so long as additional fees (with respect to capital adequacy, capital maintenance and such taxes) are being charged by Bank to its other similarly situated borrowers to the extent Bank is legally empowered to do so. In the event any Additional Fee is charged to Borrower by Bank under this
Section 3.2, Borrowers may prepay the Loans in full without payment of the termination fee under Section 11.3 so long as such prepayment in full is tendered to Bank within 90 days following the date Bank either first imposed the Additional Fee or subsequently increased the Additional Fee for a reason other than a change in the balance of the Loans or the interest rates under Section 3.1; however, should Borrowers elect to terminate this Agreement pursuant to this Section 3.2, Borrowers will be liable for the aggregate Additional Fee which has accrued through the date of termination.


         3.3 Closing Fee. Borrowers shall pay to Bank a closing fee in the total amount of $75,000 on or prior to the Closing Date.


         3.4 Loan Administration Fee. Borrowers shall pay to Bank a loan administration fee of $2,000 per month, commencing on June 1, 1996, and continuing on the first Business Day of each month thereafter until the Obligations are fully paid and satisfied. Each payment of the loan administration fee is deemed fully earned and non-refundable when paid.


         3.5 Letter of Credit Fees. Borrowers will pay to Bank, (i) with respect to each standby Letter of Credit, a fee of 1.50% per annum on the amount available to be drawn under each standby Letter of Credit plus Bank's then customary issuance, administration, amendment and negotiation fees, and (ii) with respect to each commercial Letter of Credit, a fee of 0.25% of the face amount of the commercial Letter of Credit, subject to a $75 minimum fee, plus Bank's then customary issuance, administration, amendment and negotiation fees. The fee for issuance of each standby Letter of Credit and commercial Letter of Credit will be due and payable in advance on issuance of the Letter of Credit.


         3.6 Interest Rate Protection. Subject to Section 10.10, Borrowers may, at Borrowers' cost, obtain and maintain interest rate protection to protect against future increases in the Prime Rate.


         3.7 Calculation of Certain Charges. Accrued interest charges shall be computed on the basis of a year of 360 days and applied to actual days elapsed. Except the closing fee, the loan administration fee and the Letter of Credit fees to be paid in accordance with Sections 3.3, 3.4 and 3.5, all charges and other fees hereunder shall be paid in arrears, and Borrowers will pay all such charges and other fees monthly to Bank on the first Business Day of each month hereafter, beginning on June 1, 1996.


         3.8 Payments; Charging Loan Account. Borrowers promise to pay and to perform, observe and comply with when due all of the Obligations. All payments to be made by Borrowers on account of the Obligations will be made by Borrowers without setoff, deduction, offset, recoupment or counterclaim in immediately available funds. Borrowers hereby authorize Bank, at Bank's option, to charge any account of Borrowers at Bank or charge or increase the Revolving Loans for the payment or repayment of any interest or principal of the Loans or any fees, charges or other amounts due to Bank under the Loan Documents.


         3.9 Maximum Rate. If, at any time, the rate of interest computed in the manner provided in this Section 3 ("Applicable Rate"), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the "Charges"), which are treated as interest under applicable law, exceeds the maximum lawful rate (the "Maximum Rate") allowed under applicable law, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. If any payment hereunder, for any reason, results in Borrowers having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Bank shall be credited on the principal balance of the Obligations (or, if all sums owing hereunder have been paid in full, refunded to Borrowers), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.


         3.10 Monthly Loan Activity Accountings. Bank will provide Borrowers monthly with a statement of advances, charges and payments made pursuant to this Agreement, and such account rendered by Bank shall be conclusive evidence of the amount of the Obligations owing and unpaid by Borrowers and shall be deemed to be an account stated and binding as against Borrowers unless such statement contains manifest errors.

4.       NATURE OF BORROWERS' OBLIGATIONS; GUARANTIES.


         4.1 Joint, Several and Primary Obligations. The Obligations of Borrowers under this Agreement and the other Loan Documents are joint, several and primary. Neither Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents. For purposes of advancing funds, rendering statements, receiving requests from, or otherwise communicating with Borrowers or in Bank's administration of this loan transaction, FM Sales hereby authorizes Bank to treat FM Manufacturing as the sole agent for Borrowers under the Loan Documents and to deal with FM Manufacturing exclusively, and any act done or omitted or any document, certificate, or instrument executed or delivered by FM Manufacturing will be binding on each of Borrowers.


         4.2. Consolidated Borrowings. To induce Bank to enter into this Agreement and to make advances of the Loans in the manner set forth in this Agreement, each Borrower hereby represents, warrants, covenants and states to Bank that:


                  (i) Each Borrower shares with the other common management and ownership;


                  (ii) Borrowers desire to utilize their borrowing potential on a consolidated basis to the extent possible as if they were merged into a single corporate entity and, consistent with realizing such potential, to make available to Bank security commensurate with the amount and nature of their aggregate borrowings;


                  (iii) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement and that under a joint and several loan facility it is able to obtain financing on terms more favorable than otherwise available to it separately; and


                  (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.


         4.3. Borrower Guaranties. It is both a condition precedent to the obligations of Bank under this Agreement and a desire of Borrowers that they each execute and deliver to Bank this Agreement, the Security Agreement and, to the extent required thereunder, the other Loan Documents, and also execute and deliver to Bank an irrevocable and unconditional guaranty of the full and prompt payment of the Obligations and performance of the Loan Documents by each of them in accordance with the terms of a Guaranty in the form of Exhibit 4.3.


5.       SECURITY; AFFILIATE GUARANTIES


         5.1 Security. The Obligations shall be secured (in such order as may be determined by Bank in its discretion exercised in good faith) by (i) a first priority security interest in all of the

Collateral pursuant to the Security Agreement dated as of the date of this Agreement between Borrowers and Bank (the "Security Agreement") and accompanying financing statements, (ii) a Patent Assignment and Security Agreement dated as of the date of this Agreement between FM Manufacturing and Bank, (iii) a Trademark Security Agreement dated as of the date of this Agreement between FM Manufacturing and Bank, (iv) a Mortgage dated as of the date of this Agreement granted by FM Manufacturing to Bank, and (v) all of the security for the Corporate Guaranty (as defined in Section 5.2) as referenced therein.


         5.2 Affiliate Guaranties. Borrowers acknowledge that Bank is being induced to accept the Loan Documents and to advance credit to Borrowers based, in part, on reliance on the agreements of (i) Individual Guarantors to execute and deliver to Bank contemporaneously with this Agreement a guaranty in the form of Exhibit 5.2A (the "Individual Guaranty"), and (ii) Corporate Guarantor to execute and deliver to Bank contemporaneously with this Agreement a guaranty in the form of Exhibit 5.2B (the "Corporate Guaranty").


6. FURTHER ASSURANCES. Each Borrower agrees to execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Bank to be necessary or appropriate to the transactions contemplated herein or in the other Loan Documents.


7. RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY.


         7.1 Agreements Regarding Receivables. Borrowers may not backdate, postdate or redate any of its invoices, and Borrowers may not make any sales on extended dating or credit terms beyond that described in the definition of Eligible Receivables unless approved by Bank. Borrowers shall notify Bank promptly upon a Borrower's learning thereof, in the event any material Eligible Receivable becomes ineligible for any reason, other than the aging of such Receivable, and of the reasons for such ineligibility. Borrowers shall also notify Bank promptly of all material disputes and claims with respect to its material Receivables, and Borrowers will settle or adjust such material disputes and claims at no expense to Bank; however, a Borrower may not, without Bank's consent, grant (i) any discount, credit or allowance in respect of its Receivables outside the ordinary course of business or (ii) any extension, compromise or settlement to any customer or account debtor which has a Material Adverse Effect. Nothing permitted by this Section 7.1 or Section 7.2, however, may be construed to alter in any way the criteria for Eligible Receivables or Eligible Inventory provided in Section 1.1.


         7.2 Agreements Regarding Inventory. Except as shown in Exhibit 7.2, Borrowers shall notify Bank promptly of all material returns and recoveries of Inventory. Without Bank's prior consent and compliance with the applicable terms of the Security Agreement, Borrowers will not (i) accept any returns of Inventory outside the ordinary course of business, except as shown in Exhibit 7.2, (ii) enter into any agreement, practice, arrangement or transaction under which title to, or ownership of, any Inventory which is being sold by a Borrower is, or purports to be, transferred to, or held by, a Person other than a Borrower before such Inventory is delivered to such Person by a

Borrower, (iii) make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis, or (iv) store any Inventory with, or place any Inventory in the possession or control of, any bailee, processor, warehouseman, consignee or any other Person not a party to a bailee or warehousemen's or similar agreement with Bank under any arrangement, practice or agreement (oral or written).


         7.3 Locked Box. Borrowers have rented and shall continue to rent the post office box at the U.S. Post Office bearing the following address: FM Precision Golf, PO Box No. 6400566, Cincinnati, Ohio 45264-0566, or such other address as Bank may notify Borrowers from time to time (the "Locked Box"). Borrowers shall notify all of their customers and account debtors to forward all remittances of every kind due Borrowers ("Remittances") to the Locked Box (such notices to be in such form and substance as Bank may reasonably require from time to time), and immediately upon receipt thereof, Borrowers shall deposit all other proceeds of Receivables or other Loan Collateral into the Locked Box (or into the Special Account, as defined in Section 7.4). Bank shall have sole access to the Locked Box at all times, and Borrowers shall take all action necessary to grant Bank such sole access. At no time shall a Borrower remove any item from the Locked Box without Bank's prior written consent, and no Borrower shall notify any customer or account debtor to pay any Remittance to any other place or address without Bank's prior written consent. If a Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Locked Box, Bank shall be entitled to make such notification. Borrowers hereby grant to Bank an irrevocable power of attorney, coupled with an interest, to take in Borrowers' names all action necessary (a) to grant Bank sole access to the Locked Box, (b) to contact account debtors to pay any Remittance to the Locked Box in the event that any such account debtor is not paying any such Remittance to the Locked Box, (c) to contact account debtors for any reason during the existence of an Event of Default, and (d) to endorse each Remittance delivered to the Locked Box for deposit to the Special Account.


         7.4 Special Account. Upon collection of Remittances and other proceeds of Receivables and other Loan Collateral from the Locked Box, Bank shall deposit the same in Account No. 48577-5241 at Bank (the "Special Account"). Any Remittance or other proceeds of Receivables or other Loan Collateral received by a Borrower shall be deemed held by Borrowers in trust and as fiduciary for Bank, and Borrowers immediately shall deliver the same, in its original form, to Bank into the Locked Box. Pending such deposit, Borrowers agree that they will not commingle any such Remittance or other proceeds of Receivables or other Loan Collateral with any of Borrowers' other funds or property, but will hold it separate and apart therefrom in trust for Bank until deposit is made into the Locked Box or the Special Account, or until delivery is made to Bank by overnight delivery carrier as described above. All deposits to the Special Account or the Locked Box shall be Bank's property and shall be subject only to the signing authority designated from time to time by Bank, and Borrowers shall have no interest therein or control over such deposits or funds. Bank shall have sole access to the Special Account and Borrowers shall have no access thereto. Bank shall have, and Borrowers hereby grant to Bank, a security interest in all funds held in the Special Account as security for the Obligations. The Special Account shall not be subject to any deduction, set-off, banker's lien or any other right in favor or any Person other than Bank. Deposits to the Special Account shall be applied first, to the principal and interest of the

Loans and second, to the other Obligations, in such order and method of application as may be elected by Bank in its discretion exercised in good faith. Any funds in the Special Account remaining after the applications set forth in the preceding sentence may, at Bank's option, be paid over by Bank to Borrowers or retained in the Special Account as continuing security for the Obligations; provided, however, that if the Obligations are then fully paid and satisfied, such funds shall be paid over by Bank to Borrowers. Borrowers hereby indemnify and hold Bank harmless from and against any loss or damage with respect to any Remittance deposited in the Special Account which is dishonored or returned for any reason. If any Remittance deposited in the Special Account is dishonored or returned unpaid for any reason, Bank, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrowers and any account maintained by Borrowers with Bank and such amount shall be deemed part of the Obligations hereunder. Bank shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Bank under this Agreement, but shall be liable for any such loss or damage resulting from Bank's gross negligence or willful misconduct. Until a payment is received by Bank for Bank's account in Cincinnati, Ohio in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.



         7.5 Crediting of Remittances. For the purpose of calculating interest, all Remittances and other proceeds of Receivables and other Loan Collateral shall be credited to Borrowers (conditional upon final collection) two Business Days after Bank's Structured Capital Division receives notice of deposit of the same into the Special Account; provided, however, in the event that Bank's Structured Capital Division receives such deposit later than 12:00 noon on any Business Day, such Remittance deposited shall be credited to Borrowers (conditional upon final collection) three Business Days after such deposit. For the purpose of determining the Revolving Loan Availability, all such Remittances shall be credited on the Business Day on which Bank's Structured Capital Division receives such deposit into the Special Account. From time to time, Bank may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Account, the Locked Box and the services to be provided by Bank under this Agreement so long as the adoption of such regulations and procedures will not change the material terms of this Agreement.



         7.6 Cost of Collection. All reasonable costs of collection of a Borrower's Receivables, including attorney's fees, out-of-pocket expenses, administrative and recordkeeping costs, and all service charges and costs related to the establishment and maintenance of the Locked Box and the Special Account shall be the sole responsibility of Borrowers, whether the same are incurred by Bank or Borrowers, and Bank, at its discretion, may charge the same against Borrowers and any account maintained by a Borrower with Bank and the same shall be deemed part of the Obligations.



8.       EXAMINATION OF LOAN COLLATERAL; REPORTING



         8.1 Maintenance of Books and Records. Borrowers shall keep and maintain complete books of account, records and files with respect to its business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein. Borrowers will maintain a perpetual inventory system in respect of its Inventory.

         8.2 Access and Inspection. Bank may at all times during normal business hours have (i) access to, and the right to examine and inspect, all of Borrowers' real and personal property and (ii) access to, and the right to inspect, audit and make extracts from, all of Borrowers' records, files and books of account, and Borrowers shall execute and deliver at the request of Bank such instruments as may be necessary for Bank to obtain such information concerning the business of Borrowers as Bank may require from any Person; however, unless an Event of Default exists, Bank will give Borrowers reasonable notice before it makes the inspections and examinations at any office or place of business of a Borrower. Bank will exercise such care to maintain the confidentiality of the documents and information obtained from any such inspection or examination as Bank takes with respect to similarly situated borrowers. Borrowers shall furnish Bank at reasonable intervals with such statements and reports regarding Borrowers' financial condition and the results of Borrowers' operations, in addition to those hereinafter required, and such other information as Bank may reasonably request from time to time.



         8.3 Reporting Regarding Receivables. Not less frequently than weekly, and more frequently if Bank shall require or a Borrower shall so elect, Borrowers shall deliver to Bank (i) a borrowing base certificate in the form of
Exhibit 8.3 (a "Borrowing Base Certificate") and (ii) reports of Borrowers' sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto. By no later than the 15th day after the end of each fiscal month, or sooner if available, Borrowers shall deliver to Bank monthly agings, broken down by due date, of Receivables listed by due date, reconciled to the Borrowing Base Certificate for the end of such month and each Borrower's general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables, together with such further information with respect thereto as Bank may reasonably require.



         8.4 Reporting Regarding Inventory. Each Borrower will undertake an annual physical count of its Inventory in accordance with procedures approved by Borrowers' independent certified public accountants. By no later than the 15th day after the end of each fiscal month, each Borrower shall submit to Bank an inventory report reconciled to (i) the Borrowing Base Certificate for the end of such month, (ii) each Borrower's inventory records, and (iii) each Borrower's general ledger, broken down into such detail and with such categories as Bank shall reasonably require (including a report indicating the type, location, and dollar value of each Borrower's Finished Goods and Raw Materials Inventory, and all other information deemed necessary by Bank to determine levels of that which is and is not Eligible Inventory). Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with "first in first out" cost accounting system. Not less frequently than monthly, and more frequently if Bank shall require or a Borrower shall so elect, Borrowers shall deliver to Bank a Borrowing Base Certificate, and acceptable supporting documentation thereto, reporting the value of each Borrower's Inventory as of the end of the immediately preceding fiscal month period for which the applicable Borrower has provided an inventory report in accordance with this
Section 8.4.

         8.5 Monthly Financial Statements. Promptly when available and in any event not later than 15 days after the end of each fiscal month, Borrowers shall furnish to Bank monthly financial statements, (a) showing each Borrower's financial condition and the results of each Borrower's operations for the periods covered by such statements in such detail as Bank may from time to time require, (b) prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and the omission of footnotes and as otherwise disclosed to Bank to the extent such exceptions are acceptable to Bank), and (c) containing all disclosures required to fully and accurately present the financial position and results of operations of each Borrower (subject to normal year-end adjustments and the omission of footnotes) and to make such statements not misleading under the circumstances. By no later than the 15th day after the end of each fiscal month, or sooner if available, Borrower shall deliver to Bank monthly agings of accounts payable listed by invoice date, in each case reconciled to each Borrower's general ledger.



         8.6 Annual Projections. Promptly when available, and in any event not later than 60 days prior to the end of each of Borrower's fiscal years, Borrowers shall furnish to Bank detailed projections for the next 12 months setting forth projected income and cash flow for each month, the monthly operating budget, the monthly balance sheet, and the monthly borrowing availability of Borrowers, in each case accompanied by a certificate of Borrowers' chief financial officer, countersigned by Borrowers' chief executive officer, stating (i) the assumptions on which the projections were prepared,
(ii) that the assumptions, except as otherwise noted, were prepared on a consistent basis with the operation of each Borrower's business during the immediately preceding fiscal year and with factors known to exist as of the date of the certificate or reasonably anticipated to exist during the periods covered by the projections, and (iii) that the officers signing the certificate have no reason to believe that the projections are incorrect or misleading in any material respect.



         8.7 Audited Annual Financial Statements. Promptly when available and in any event not later than 90 days after the end of each of Borrowers' fiscal years ending on or about May 31, 1997 and thereafter, Borrowers shall submit to Bank the consolidated financial statements of Borrowers and Corporate Guarantor, showing Borrowers' financial condition, the results of operations, a balance sheet and related statements of income, shareholders' equity, and changes in cash flows and financial position for the year then ended. Such annual consolidated financial statements shall be audited in accordance with generally accepted auditing standards reasonably acceptable to Bank, shall be prepared and presented in accordance with GAAP consistently applied, and shall be accompanied by an audit report of Borrowers' independent certified public accountants. In preparing such financial statements, such accountants will perform such Inventory testing and review procedures which are approved by Bank.



         8.8 Opening Day Balance Sheet. Promptly when available and in any event not less than 60 days after the Closing Date, Borrowers shall submit to Bank each Borrower's balance sheet with Agreed Upon Procedures Report by Borrowers' independent certified public accountants, sufficient to permit such accountants to opine on the first annual financial statements to be furnished pursuant to
Section 8.7.

         8.9 Management Reports. Borrowers shall furnish to Bank promptly upon receipt copies of all management letters and any other material reports provided by Borrowers' independent accountants. Borrowers hereby authorize Bank to communicate directly with Borrowers' independent accountants to discuss Borrowers' financial condition and Borrowers' financial statements.



         8.10 Comparisons to Financials; Certificates. With each monthly or annual financial statement submitted by Borrowers to Bank under Sections 8.5 and 8.7, Borrowers will deliver to Bank: (i) a comparison prepared by Borrowers of the projected financial position and results of operations of Borrowers provided for in Section 8.6 with the actual financial position and results of operations of Borrowers and Corporate Guarantor for the applicable period and an explanation of any material variations between them; and (ii) a comparison prepared by Borrowers between actual calculated results for the applicable period and the covenanted results for each of the Financial Covenants (as defined in Section 10.29). Borrowers shall also furnish Bank, together with all materials required pursuant to Sections 8.5, 8.6 and 8.7, a certificate signed by the chief financial officer of Borrowers in the form of Exhibit 8.10.



         8.11 Tax Returns; Additional Information. Promptly when available and in any event not later than the filing of its tax returns with each applicable Governmental Authority, Borrowers shall deliver to Bank a copy of all federal, state and local tax returns and schedules filed by Borrowers and Corporate Guarantor in respect of each fiscal year ending on or about May 31, 1997 and thereafter. Borrowers shall furnish all other tax information as Bank may reasonably request from time to time.



9. WARRANTIES, REPRESENTATIONS AND COVENANTS. In order to induce Bank to enter into this Agreement and to make Loans hereunder, each Borrower warrants, represents and covenants that, as of the date hereof, any date upon which a Loan is made hereunder, and until the Obligations are fully paid, performed and satisfied, the representations, warranties and covenants set forth below are and shall remain true in all material respects.



         9.1 Corporate Status Each Borrower (i) is duly organized and is and shall remain validly existing and in good standing under the laws of the State of Delaware, and is and shall remain qualified to do business as a foreign corporation under the laws of each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents and the Acquisition Documents, and to grant the Liens on the Loan Collateral.



         9.2 Due Authorization; Validity. The signing and delivery of the Loan Documents and the Acquisition Documents, the performance by each Borrower of its obligations under the Loan Documents and the Acquisition Documents, the grant of the Liens on the Loan Collateral to Bank have been duly authorized by all requisite corporate or other action of each Borrower. This

Agreement, each of the other Loan Documents, and the Acquisition Documents have been duly executed and delivered by each Borrower party thereto, and each will constitute, upon the due execution and delivery thereof by the other parties thereto, the legal, valid, and binding obligations of each Borrower party thereto enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.



         9.3 No Violation. The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents, the grant of the Liens on the Loan Collateral to Bank, and the consummation of the Acquisition do not and will not (i) constitute a violation of any applicable law, (ii) constitute a breach of any provision contained in a Borrower's Certificate of Incorporation or By-Laws or contained in any order of any court or other Governmental Authority or in any Applicable Agreement, or (iii) result in the creation or imposition of any Lien on any of a Borrower's properties (other than in favor of Bank hereunder).



         9.4 Use of Loan Proceeds. Borrowers' uses of the proceeds of the Loans made by Bank to Borrowers pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by each Borrower's Board of Directors). Such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter. The Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System; subject, however, to the disclosure set forth in Exhibit 9.4.



         9.5 Management; Ownership of Assets; Licenses; Patents. Except as described in Exhibit 9.5, each Borrower employs and shall continue to employ active, full-time, professional management adequate to handle its affairs, and each Borrower has, and will continue to have, adequate employees, assets, governmental approvals, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as heretofore and hereafter conducted by it, and all such licenses, patents, copyrights, trademarks and trade names existing as of the Closing Date are described in Exhibit 9.5.



         9.6 Indebtedness. Except for (i) Indebtedness disclosed in the Financials delivered on or before the Closing Date, (ii) Indebtedness assumed pursuant to the Acquisition Documents, (iii) the Obligations, (iv) Indebtedness
(a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of business, (d) which is not otherwise prohibited under any provision of this Agreement, and (e) the nonpayment of or other default under which would not have a Material Adverse Effect, and (v) other Indebtedness permitted to be incurred or paid by a Borrower pursuant to
Section 10.10, Borrowers have no Indebtedness. Except as otherwise set forth or reflected in the Financials, no Borrower has guaranteed the obligations of any Person (except by endorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of a Borrower's business).

         9.7 Title to Property; No Liens. Each Borrower has (i) good and indefeasible title to, and ownership of, all of its personal property, including the Collateral and (ii) good and marketable fee simple title to all of its real property, in each case free and clear of all Liens except to the extent of Permitted Liens.



         9.8 Restrictions; Labor Disputes; Labor Contracts. Except as described in Exhibit 9.8, no Borrower is a party or subject to any charge, corporate restriction, judgment, decree or order for which a Borrower's compliance or non-compliance could have a Material Adverse Effect. Except as described on
Exhibit 9.8, no Borrower is (i) a party to any written employment contract or labor contract or (ii) the subject of any material labor dispute.



         9.9 No Violation of Law. Except as described on Exhibit 9.9, to Borrower's knowledge, no Borrower is in violation of any applicable statute, regulation or ordinance of any Governmental Authority (including any such statute, regulation or ordinance relating to ecology, human health or the environment), which violation could reasonably be expected to have a Material Adverse Effect.



         9.10 Hazardous Substances. Except as described on Exhibit 9.10, (i) to Borrowers' knowledge, no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency are pending or threatened in connection with any Environmental Activity or alleged Environmental Activity; (ii) to Borrowers' knowledge, no Hazardous Substances have been integrated into Borrower's Facility or any component thereof in such manner or quantity as may reasonably be expected to or in fact does violate any applicable Environmental Law or materially and adversely affect the value of Borrower's Facility; (iii) the Use of Borrower's Facility does not result in any Environmental Activity in violation of any applicable Environmental Requirements; (iv) to Borrowers' knowledge, no occurrence or condition on any real property adjoining or in the vicinity of Borrower's Facility exists which could cause Borrower's Facility to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirements;
(v) to Borrowers' knowledge, Borrower's Facility has not been used for the disposal of Hazardous Substances and has not been the site of any Release of Hazardous Substances which has a continuing Material Adverse Effect; (vi) to Borrowers' knowledge, none of Borrowers' business operations have contaminated lands, waters or other property of others with Hazardous Substances; (vii) to Borrowers' knowledge, no underground or above ground storage tank (regardless of contents) has been in the past, or is now, located on, at or beneath Borrower's Facility; and (viii) Borrower's Facility has not been used by a Borrower for the production, treatment, storage, generation, disposal or Release of any Hazardous Substance other than in accordance with applicable Environmental Laws.



         9.11 Absence of Default. No Borrower is in default under any Applicable Agreement or has received any notice of breach, termination or acceleration or demand for adequate assurances under any Applicable Agreement, which default, breach, termination, acceleration or demand has, or can reasonably be expected to have, a Material Adverse Effect.

         9.12 Accuracy of Financials; No Material Changes. The Financials have been prepared from the books and records of Brunswick Corporation and fairly present in all material respects Borrowers' assets, liabilities and financial condition and results of operations of the business which is the subject of the Acquisition as of the end of and for the period indicated, and are derived from the books and records of Brunswick Corporation, which books and records are correct and complete. There are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are or may be material, and there has been no material and adverse change in a Borrower's assets, liabilities or financial condition since the date of the Financials nor has there been any material damage to or loss of any of a Borrower's assets of properties since such date. Each Borrower's outstanding advances to any Person do not constitute any equity or long term investment in any Person which is not reflected in the Financials.



         9.13 Pension Plans. Except as described on Exhibit 9.13, neither of Borrowers nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA. No "prohibited transaction" or "reportable event," as those terms are defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has occurred or is continuing as to any Pension Plan of a Borrower or any Controlled Group member, which poses a threat of the imposition of taxes or penalties against such Pension Plans (or trusts related thereto), the imposition or payment of which could have a Material Adverse Effect. Each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Section 401(a) of the Internal Revenue Code has received a favorable determination letter to that effect under the Internal Revenue Code or application for such determination letter has been made with respect thereto, and neither of Borrowers nor, to the best of Borrowers' knowledge (after making due inquiries), any Controlled Group member has violated such requirements with respect to any Pension Plan.



         9.14 Taxes and Other Charges. Each Borrower has filed all federal, state and local tax returns and other reports which it is required by law to file. Each Borrower has paid all taxes, assessments and other similar charges that are due and payable except for any such taxes, assessments or charges which are being contested in good faith in accordance with the terms of Section 10.9. Each Borrower has withheld all employee and similar taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all taxes and similar charges. No tax Liens have been filed with respect to a Borrower and, to the best knowledge of Borrowers (after due inquiry), no claims are being asserted with respect to any such taxes, assessments or charges (and no basis exists for any such claims).



         9.15 No Litigation. There is not any litigation, action or proceeding pending or, to Borrowers' knowledge, threatened, against a Borrower, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.



         9.16 Brokerage Fees. Except for brokerage commissions payable to Merbanco, Incorporated and Berenson Minella & Company, Inc. (collectively, "Brokers") in the aggregate amount of $500,000, no brokerage, finder's or similar fee or commission is due to any Person by reason of Borrowers entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrowers shall indemnify and hold Bank harmless from all such fees and commissions (including the commissions payable to Brokers as described above). On the Closing Date, Borrowers may pay to Brokers the aggregate amount of $250,000 to be applied to the commissions payable to Brokers. At such time, if any, that the financial benchmarks set forth in
Exhibit 9.16 are satisfied, and provided that there does not then exist, and would not thereby be created, an Event of Default, Borrowers may pay to Brokers the additional aggregate amount of $250,000 to be applied to the commissions payable to Brokers.



         9.17 Affiliates. All Persons who are a Borrower's Affiliates are identified in Exhibit 9.17. Neither Borrower has any subsidiaries.



         9.18 Capitalization; Warrants. Exhibit 9.18 sets forth the number of shares of capital stock of each Borrower and Corporate Guarantor which are authorized and the number of such shares which are outstanding. Each outstanding share of capital stock of each Borrower and Corporate Guarantor is a common share and is duly authorized, validly issued, fully paid and nonassessable.
Exhibit 9.18 includes a complete and accurate list of all Persons who are record and beneficial owners of the capital stock of each Borrower and Corporate Guarantor. All warrants, subscriptions, options, instruments and agreements under which any shares of capital stock of a Borrower or Corporate Guarantor are or may be redeemed, retired, encumbered, bought, sold or issued are described in
Exhibit 9.18.



         9.19 Noncompetition Agreements. Except as set forth in Exhibit 9.19, no Borrower is subject to any contract or agreement containing a covenant of a Borrower not to compete in any line of business with any Person.



         9.20 Deposit and Other Accounts. All of the accounts maintained by a Borrower with any bank, brokerage house or other financial institution are set forth in Exhibit 9.20, and none of such other accounts (other than accounts designated as "Payroll Accounts" or "Disbursement Accounts") is subject to withdrawal other than by transfers of amounts therein to the Locked Box or the Special Account.



         9.21 Solvency. Each Borrower will be Solvent after (i) receipt and application of the Loans in accordance with the terms of this Agreement, (ii) the execution and delivery of this Agreement and the other Loan Documents, (iii) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement, and (iv) the consummation of the Acquisition.



         9.22 Full Disclosure. The representations and warranties made by Borrowers in this Agreement, any other Loan Document or any other document furnished from time to time in connection herewith or therewith do not contain and will not contain, at the time the representations and warranties are made or such document furnished, any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to a Borrower which is not set forth in the Loan Documents and the omission of which could have a Material Adverse Effect.

         9.23 Casualties. Except as described in Exhibit 9.23, neither the business nor the properties of either Borrower are affected by any fire, explosion, accident, drought, storm, hail, earthquake, act of God or of the public enemy or other casualty loss which has any Material Adverse Effect (after taking into effect insurance).



         9.24 Leases. Except as listed on Exhibit 9.24, neither Borrower is a party to any lease, assignment, sublease or other agreement relating to any real property or leasehold interest in real property, or any material equipment or other material personal property. Exhibit 9.24 correctly sets forth each lease, assignment, sublease and other agreement, existing as of the Closing Date, to which a Borrower is a party relating to (i) any real property or leasehold interest in real property or (ii) any material equipment or other material personal property.



         9.25 Insurance Policies. Exhibit 9.25 correctly sets forth all of the insurance policies maintained by each Borrower, including the carriers thereof, and the types of coverage and insured amounts covered thereby.



         9.26 Consents. Except for the filing of financing statements, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or any other Person is required for the due execution, delivery and performance by a Borrower of any Loan Document to which it is or will be a party.



         9.27 Updating Representations and Warranties. To the extent necessary to cause the representations and warranties set forth in Section 9 to be true, complete and accurate as of the date hereof and as of each day on which a Loan is made hereunder, Borrowers shall update in writing any Exhibits provided for in Section 9 promptly upon learning of any circumstance which has the effect of making any such representation or warranty contained in Section 9 untrue or misleading. The requirement of Borrowers to update any Exhibit provided for herein is not, and may not be construed to be, a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default of Bank.


10. COVENANTS. Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, Borrowers will observe, perform, and comply with each of the covenants set forth below in this Section 10.



         10.1 Payment of Certain Expenses. Borrowers will pay to Bank immediately any and all fees, costs and expenses which Bank pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to a Borrower, or any other Person on a Borrower's behalf, by Bank of proceeds of Loans made by Bank to Borrowers pursuant to this Agreement, and (ii) the depositing for collection by Bank of any check or item of payment received or delivered to Bank on account of the Obligations. Borrowers will reimburse Bank immediately for any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

         10.2 Notice of Litigation Borrowers will notify Bank in writing, promptly upon a Borrower's learning thereof of any litigation, suit or administrative proceeding against a Borrower (i) if Borrowers, as of any date, collectively have pending any claims, suits, proceedings or litigation which seek more than $50,000 in the aggregate or (ii) that seek as against a Borrower
(a) more than $50,000 in monetary damages, fines or civil awards or (b) any relief other than a monetary award (e.g., criminal sanctions or an injunction) which if granted could reasonably have a Material Adverse Effect.



         10.3 Notice of ERISA Events Borrowers will notify Bank in writing (i) promptly upon the adoption by a Borrower or any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (ii) promptly upon the occurrence of any Reportable Event, and (iii) 90 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan's assets.



         10.4 Notice of Labor Disputes. Borrowers will notify Bank in writing
(i) promptly upon a Borrower's learning thereof, of (a) any labor dispute to which a Borrower is a party and which could reasonably be expected to have a Material Adverse Effect or (b) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (ii) the entering into of any labor contract relating to any of its plants or other facilities.



         10.5 Compliance with Laws. Borrowers will comply with the requirements of all applicable laws, statutes, regulations, rules or ordinances of any Governmental Authority, the noncompliance with which would have a Material Adverse Effect.



         10.6 Notice of Violations of Law, Tax Assessments. Borrowers will notify Bank in writing, promptly upon a Borrower's learning thereof, of any violation of any law, statute, regulation, rule or ordinance of any Governmental Authority, and of the imposition of any federal, state or local tax withholding or assessment, applicable to a Borrower, the violation or imposition of which would have a Material Adverse Effect. Borrowers will (i) provide Bank with copies of all communications between a Borrower and any Governmental Authorities which relate to Environmental Activities, Environmental Requirements, or Hazardous Substances affecting a Borrower and (ii) notify Bank immediately after obtaining knowledge of the Release or alleged Release in a reportable quantity (as defined under applicable Environmental Law) of any Hazardous Substance on, in, under or affecting a Borrower's property or any surrounding area, and any noncompliance with any Environmental Requirement.



         10.7 Notice of Violations of Certain Agreements. Borrowers will notify Bank in writing, within 5 Business Days after the earlier of when a Borrower learns or is notified of the occurrence, of (i) any material breach by a Borrower of, a notice of termination or acceleration or demand for adequate assurances under, any Applicable Agreement or (ii) any default or an event of default under any of the Acquisition Documents by any Person which could reasonably have a Material Adverse Effect.

         10.8 Notice of Customer Defaults. Borrowers will notify Bank in writing, promptly upon the occurrence thereof, of any default by any obligor under any note or other evidence of debt payable to a Borrower in an aggregate amount in excess of $25,000 or of anything which might have a material adverse effect on the credit of a material customer of a Borrower.



         10.9 Taxes and Charges. Each Borrower will (i) file all federal, state and local tax returns and other reports which it is required by law to file,
(ii) pay all taxes, assessments and other similar charges that are due and payable, (iii) withhold all employee and similar taxes which it is required by law to withhold, and (iv) maintain adequate reserves for the payment of all taxes and similar charges; provided, however, that no such taxes, assessments or charges need be paid during such period as they are being contested in good faith by the applicable Borrower, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on the applicable Borrower's books, and the continuance of such contest does not (a) result in any part of the Loan Collateral or any other property of a Borrower being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), or (3) any seizure or other loss and (b) prevent Bank from having a perfected first priority security interest in the Loan Collateral or with respect to future advances made hereunder; and provided, further, that the applicable Borrower will promptly pay such tax, assessment or charge when the dispute is finally settled.



         10.10 Indebtedness; Guaranties. (i) Other than the Obligations, Borrowers will not incur any Indebtedness other than:



                  (a) Indebtedness reflected in the Financials delivered on or before the Closing Date so long as such Indebtedness shall not be secured by any of the Loan Collateral;


                  (b) Indebtedness assumed pursuant to the Acquisition
Documents;


                  (c) Indebtedness described in Exhibit 10.10;


                  (d) Indebtedness (1) which is unsecured, (2) which is not for borrowed money, or the issuance of any letter of credit, acceptance transaction, or similar credit instrument or facility (exclusive of interest rate protection as contemplated by Section 3.6), (3) which is incurred in the ordinary course of business, (4) which is not otherwise prohibited under any provision of this Agreement, and (5) for which the incurrence would not have a Material Adverse Effect;



                  (e) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9; and


                  (f) Indebtedness in respect of judgments or awards which (1) have been vacated, discharged or stayed within 10 days of the entry thereof or have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which (A) a Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and (B) a stay of execution shall have been obtained pending such appeal or review), and (2) (A) are not, in the aggregate, in an amount in excess of $75,000 of any available insurance coverage, as determined by Bank in its discretion exercised in good faith, to be in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof and (B) do not have a Material Adverse Effect; and



                  (g) Indebtedness under capitalized leases or purchase money financing if the total amount of such Indebtedness during any period does not exceed the maximum amount permitted during such period for capital expenditures pursuant to Section 1 of Exhibit 10.29 attached;


provided, that no Indebtedness otherwise permitted to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.



             (ii) Except as provided in this Agreement or the other Loan Documents, and except as required by the Acquisition Documents, neither Borrower will guaranty or enter into any agreements of guaranty or indemnity of the obligations of any Person (except by endorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of a Borrower's business).



         10.11 Restrictions. Neither Borrower will become a party or subject to any charge, corporate restriction, judgment, decree or order or any labor dispute or enter into any contract, agreement or arrangement which, in any case, could have a Material Adverse Effect.



         10.12 Pension Plans. Borrowers will not permit any Reportable Event or "prohibited transaction" (as defined by ERISA) to occur or to continue as to any Pension Plan of a Borrower or any Controlled Group member, which poses a threat of (i) termination of such Pension Plans (or trusts related thereto), which termination could have a Material Adverse Effect or (ii) the imposition of taxes or penalties against such Pension Plans (or trusts related thereto), the imposition or payment of which could have a Material Adverse Effect. With respect to each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Section 401(a) of the Internal Revenue Code, each Borrower and the applicable Controlled Group members shall continue to maintain the qualified status of such Pension Plans, and all contributions to Pension Plans which a Borrower or any member of the Controlled Group is obligated to make shall be timely made when due, unless the failure to do so would not have a Material Adverse Effect. Borrowers will not and will not permit any Controlled Group member to incur, any liability to the Pension Benefit Guaranty Corporation, other than the liability for premium payments under
Section 4007 of ERISA, in connection with any Pension Plan, the incurrence of which could have a Materially Adverse Effect.



         10.13 Solvency. Each Borrower will continue to be, and will cause Corporate Guarantor to continue to be, Solvent.

         10.14 Property Insurance. Each Borrower will insure all of its real and personal property, including the Loan Collateral, against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as Bank shall specify in amounts and under policies by insurers reasonably acceptable to Bank. The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year shall be delivered to Bank within 5 Business Days after the issuance of the policies to a Borrower and after each renewal thereof. All premiums thereon shall be paid by the applicable Borrower in advance. Each such policy shall name Bank (and no other party) as loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Bank and shall provide that such policy may not be amended or cancelled without 30 days prior written notice to Bank. If a Borrower fails to do so, Bank may (but shall not be required to) procure such insurance and charge the cost to Borrowers' account as part of the Obligations payable on demand and secured by the Loan Collateral.



         10.15 Liability Insurance. Each Borrower will, at all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption, product liability and other insurance as may be reasonably required by Bank, such insurance to be provided by insurer(s) reasonably acceptable to Bank. If requested by Bank, such insurance shall name Bank (and no other party) as an additional insured containing a severability of interest/cross-liability endorsement acceptable to Bank.



         10.16 Changes to Acquisition Documents. Without Bank's prior consent, which consent will not be unreasonably withheld, Borrowers will not seek, agree to or permit, directly or indirectly, the modification, waiver or amendment of any terms or provisions under, or applicable to, any of the Acquisition Documents.



         10.17 Mergers; Acquisitions. Neither Borrower will, without Bank's prior consent (which consent Bank may refuse to give for any reason in its discretion exercised in good faith), merge or consolidate or be merged or consolidated with or into any other corporation, or otherwise reorganize, liquidate or wind-up or dissolve itself. Neither Borrower will (i) purchase or otherwise acquire (a) all or substantially all of the assets of any Person or
(b) any partnership, joint venture or limited liability company interest in or with any Person or (ii) purchase the securities of, create, form or invest in any entity without the prior written consent of Bank, which Bank will not unreasonably withhold.



         10.18 Investments. Neither Borrower will invest in or purchase any stock or securities of any Person except (i) any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper issued by a corporation that is not an Affiliate of Borrower and is organized under the laws of any state of the United States or the District of Columbia and rated at least A by Standard & Poor's or at least P-1 by Moody's; and (iv) FM Manufacturing may acquire evidence of indebtedness issued by FM Sales with respect to the transfer of Finished Goods by FM Manufacturing to FM Sales for resale.



         10.19 Distributions; Loans; Fees. Neither Borrower will (i) declare or pay cash or stock distributions or dividends upon any of a Borrower's stock (including any preferred stock now or hereafter issued by a Borrower), (ii) make any distributions of a Borrower's assets, (iii) incur, permit or make any loans, advances or extensions of credit to any Person, including any of a Borrower's Affiliates, officers or employees, or (iv) pay any consulting, management or directors' fees to or for the account of any shareholder, director or officer of a Borrower, except that: (a) Borrower may take the actions described in the foregoing clauses 10.19(i) through (iv) with the prior consent of Bank (which consent Bank may refuse to give for any reason in its discretion exercised in good faith); (b) FM Manufacturing may make loans or extensions of credit to FM Sales with respect to the transfer of Finished Goods by FM Manufacturing to FM Sales for resale; and (c) provided that there does not then exist, and is not thereby created, an Event of Default, Borrowers may pay cash distributions or dividends to Corporate Guarantor in the aggregate amount in any fiscal year equal to the sum of, and for the purpose of enabling Corporate Guarantor to pay,
(X) management fees payable by Corporate Guarantor to any of its shareholders, directors or officers in the aggregate amount of up to $200,000 in any fiscal year, and (Y) directors' fees (in addition to the aforesaid management fees) payable by Corporate Guarantor to directors of Corporate Guarantor who are not employees of Corporate Guarantor or a Borrower in the amount of up to $10,000 for each such director and in the aggregate amount of up to $80,000 for all such directors in any fiscal year.



         10.20 Redemption of Stock. Neither Borrower will voluntarily or pursuant to any contractual or other obligations redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of a Borrower's capital stock or any other securities now or hereafter issued by a Borrower (including any warrants for stock of a Borrower).



         10.21 Stock Rights. Neither Borrower will change the rights or obligations associated with or the terms of any class of stock now issued by a Borrower or issue any new class of stock of a Borrower without Bank's prior written consent.



         10.22 Capital Structure; Fiscal Year. Neither Borrower will make any change in its capital structure or in any of its business objectives, purposes and operations which might in any way have a Material Adverse Effect. Neither Borrower will change its fiscal year without Bank's prior written consent.



         10.23 Affiliate Transactions. Neither Borrower will enter into, or be a party to, any transaction with any of a Borrower's Affiliates, except (i) in the ordinary course of business pursuant to the reasonable requirements of a Borrower's business, (ii) the transfer of Finished Goods by FM Manufacturing to FM Sales for resale and the corresponding Indebtedness of FM Sales to FM Manufacturing, and (iii) upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to a Borrower than a Borrower could obtain in a comparable arm's length transaction with a Person not a Borrower's Affiliate; however, neither Borrower may (a) extend credit to, or have amounts owing from, its Affiliates or (b) pay in whole or in part any Indebtedness of Borrower to any Affiliate, except for the extension of credit by FM Manufacturing to FM Sales with respect to the transfer of Finished Goods by FM Manufacturing to FM Sales for resale and the repayment of such Indebtedness by FM Sales to FM Manufacturing. Except as contemplated by
Section 10.19, neither Borrower will pay any consulting, management or directors' fees to or for the account of any shareholder, director or officer of a Borrower or of Corporate Guarantor.



         10.24 Operating Account. At all times until the Obligations are fully paid and satisfied, each Borrower will maintain its primary operating account with Bank. Borrowers will, within 45 days after the Closing Date, terminate the existing locked box of Borrowers previously established by Brunswick Corporation with Fleet Bank.



         10.25 Sale of Assets. Neither Borrower will sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of its assets, including the Loan Collateral, except (i) the sale of inventory in the ordinary course of business; however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness, (ii) the transfer of Finished Goods by FM Manufacturing to FM Sales for resale, and (iii) the sale of any item of equipment having a fair market value of less than $50,000 provided that in any 12 month period the total amount of equipment sold by Borrowers may not exceed an aggregate fair market value equal to $150,000. All of the proceeds from any disposition of any equipment will be delivered to Bank to be applied by Bank to the repayment of the Obligations in any order thereof Bank may elect.



         10.26 Intervention by Governmental Authority. Neither Borrower will permit to occur any seizure by, or the vesting of or intervention by or under the jurisdiction of, any Governmental Authority by which a Borrower's management is displaced or its authority in the conduct of its business is materially curtailed.



         10.27 Levy Against Loan Collateral. Neither Borrower will permit (i) to occur any attachment or distraint of any of the material Loan Collateral or (ii) any of the material Loan Collateral to become subject, at any time, to any mandatory court order or other legal process.



         10.28 Judgments. Borrowers will not permit any judgment or award to be rendered against either or both Borrowers (i) (a) in excess of $50,000 (or any number of judgments in excess of $100,000 in the aggregate) of any available insurance coverage, as determined by Bank in its discretion exercised in good faith, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof and (b) which has a Material Adverse Effect (regardless of monetary amount or insurance coverage), and (ii) which have not been vacated, discharged or stayed within 30 days of the entry thereof.



         10.29 Financial Covenants. Borrowers will observe, perform and comply with all of the financial covenants contained in Exhibit 10.29 (the "Financial Covenants").

11.      EFFECTIVE DATE; TERMINATION



         11.1 Effective Date and Termination Date. This Agreement shall be effective on the date upon which it is signed by Bank. Unless this Agreement is terminated earlier under Sections 11.3 or 11.4 or renewed as provided in Section 11.2, this Agreement shall terminate on May 31, 1999.



         11.2 Renewal by Bank. Unless a Borrower has delivered a Termination Notice (as defined in Section 11.3) to Bank, this Agreement may be extended by Bank, in its discretion exercised in good faith, beyond May 31, 1999 for successive two-year periods by giving Borrowers written notice of its election to so extend this Agreement at least 30 days prior to May 31, 1999, or 30 days prior to May 31 of the calendar year in which this Agreement is to terminate. If Borrowers have not received the notice as set forth in the immediately preceding sentence, this Agreement shall terminate on May 31, 1999 or, if this Agreement has been previously extended, on May 31 of the applicable calendar year.



         11.3 Voluntary Termination by Borrowers. Borrowers may terminate this Agreement as of the last day of any month by (i) giving Bank written notice ("Termination Notice") of the date on which this Agreement is to terminate ("Voluntary Termination Date") (which date must be the last day of a month) at least 90 days before the Voluntary Termination Date, and (ii) paying on any such Voluntary Termination Date (a) all Obligations and (b) as compensation to Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee in amounts as set forth below:



     Voluntary Termination Date             Termination Fee
     --------------------------             ---------------


     Before May 31, 1997                    $187,500


     After May 30, 1997 and before
     May 31, 1998
                                            $150,000


     After May 30, 1998 and before
     March 1, 1999
                                            $75,000


     After February 28, 1999                -0-



Notwithstanding the foregoing provisions of this Section 11.3 to the contrary, no termination fee shall be required to be paid by Borrowers to Bank in the event that: (I) Borrowers terminate this Agreement by reason of a major casualty loss which causes Borrowers to discontinue business operations; (II) Bank terminates this Agreement by reason of an Event of Default that exists only under clauses (j) or (l) of Section 12.1(i); or (III) this Agreement is terminated for any other reason for which the provisions of this Agreement expressly excuse Borrowers from the payment of the termination fee.

         11.4 Acceleration upon Termination. Upon the effective date of termination under Section 11.1 or Section 13.1, (i) all Loans and all other Obligations will automatically and immediately become due and payable, and (ii) Bank's obligations under this Agreement will automatically terminate immediately, without notice or demand, which Borrowers expressly waive.



         11.5 Borrowers Remains Liable. Notwithstanding any termination of this Agreement, until all of the Obligations have been fully performed, paid and satisfied, Borrower shall remain liable for the full and prompt performance and payment of the Obligations and the indemnification set forth in Sections 15.8 and 15.10, and Bank shall retain all of its rights and privileges under the Loan Documents, including the retention of its Liens on and interest in and to all of the Loan Collateral. However, upon termination of this Agreement, payment of all of the Obligations which then constitute monetary Obligations, and the furnishing to Bank by a refinancing lender of an indemnification satisfactory to Bank in the good faith exercise of its discretion, Bank will, at the request of Borrowers, subordinate its Liens on and interest in and to the Loan Collateral to the Liens of a refinancing lender.



12.      EVENTS OF DEFAULT.



         12.1 Events of Default. (i) Each of the following events, whether or not caused by or within the control of a Borrower, will constitute an "Event of Default" under this Agreement:



                  (a) A Borrower does not pay, when due, any of the Obligations owing from a Borrower to Bank, including any amounts required to be paid to Bank under Section 2.5;



                  (b) A Borrower does not observe, perform or comply with
Section 2.5 or any of the Financial Covenants;



                  (c) A Borrower does not observe, perform or comply with any term or provision of this Agreement or of any of the other Loan Documents (exclusive of those defaults covered by clauses (a), (b) and (d) through (u) of this Section 12.1(i)), and such default is not cured within the cure period, if any, provided in Section 12.2(i) and (ii);



                  (d) Any of the Loan Documents cease, for any reason, to be in full force and effect in all material respects, or a Borrower or any other Person which is a party to any of the Loan Documents so asserts in writing, or the Lien created by any of the Loan Documents ceases to be enforceable in all material respects in accordance with its terms or of the same effect as to perfection required thereby and priority purported to be created thereby;



                  (e) A Borrower fails to make any payment due to any Affiliate of Bank, materially breaches any agreement between such Borrower and any Affiliate of Bank and fails to cure same within any applicable grace or cure period provided therein, or makes any material misrepresentation to any Affiliate of Bank;

                  (f) Any representation, warranty or statement made by or on behalf of a Borrower (1) in this Agreement, in connection with this Agreement, in connection with any transaction relating to this Agreement or in any of the other Loan Documents was false in any material respect when made or furnished or when treated as being made or furnished or (2) to induce Bank to make any Loan was false in any material respect when made or furnished or when treated as being made or furnished;



                  (g) A Borrower, Corporate Guarantor or any Individual Guarantor (1) is not Solvent, (2) becomes generally unable to pay its or his respective debts as they become due, (3) makes a general assignment for the benefit of creditors, (4) calls a meeting of creditors for the composition of debts or (5) dies; subject, however, to the cure period provided in Section 12.2(iii) with respect to any such event of condition which occurs or exists with respect to any Individual Guarantor;



                  (h) There is filed by or against a Borrower, Corporate Guarantor or any Individual Guarantor (1) any case, petition, proceeding or other action under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction, or (2) a custodian, receiver, trustee, sequestrator or agent is appointed or authorized to take charge of any of the properties of a Borrower, Corporate Guarantor or any Individual Guarantor; subject, however, to the cure period provided in
Section 12.2(iii) with respect to any such event of condition which occurs or exists with respect to any Individual Guarantor;



                  (i) Corporate Guarantor or any Individual Guarantor defaults under the Corporate Guaranty or Individual Guaranty, as applicable, or denies its or his obligation to guarantee any Obligations or attempts to limit or terminate its or his obligation to guarantee any future Obligations (including, without limitation, any future advance by Bank to Borrower), subject to the terms of the Corporate Guaranty or Individual Guaranty, as applicable;



                  (j) Bank, in the exercise of its judgment in good faith, determines that there has occurred any material and adverse change in the business operations or condition, financial or otherwise, of a Borrower or in its ability to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents;



                  (k) There occurs a material casualty loss with respect to any of the Loan Collateral which is not covered by insurance;



                  (l) Bank, in the exercise of its judgment in good faith, determines that there has occurred any material and adverse change in the aggregate value of the Loan Collateral with the result that Bank's security for the Obligations is materially diminished;


                  (m) (1) Any default occurs under the terms applicable to any Indebtedness of a Borrower in an aggregate amount exceeding $100,000 which represents any borrowing or financing or arises under any other Applicable Agreement from, by or with any

Person, which default causes such Indebtedness to be subject to acceleration, or
(2) there occurs a material breach by a Borrower under any Applicable Agreement (other than the ones described in subitem (1) of this clause (l)), the result of which breach is the suspension of the other parties' performance thereunder, the delivery of a notice of acceleration, or the termination of such Applicable Agreement;



                  (n) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA;



                  (o) There is instituted against a Borrower any criminal proceeding for which forfeiture of any material asset is a potential penalty, or a Borrower is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the sole satisfaction of Bank, or dissolved within one Business Day from the effective date of such order;



                  (p) A Borrower shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against a Borrower decreeing its involuntary dissolution;



                  (q) There occurs a change in ownership of (1) Corporate Guarantor such that Christopher A. Johnston, Richard P. Johnston, David E. Johnston and Kenneth J. Warren together fail, directly or indirectly, to own legally and beneficially more than 50%, on a fully diluted basis, of the issued and outstanding voting securities of Corporate Guarantor, or no longer control Corporate Guarantor; (2) FM Manufacturing such that FM Manufacturing shall cease to be the wholly-owned subsidiary of Corporate Guarantor; or (3) FM Sales such that FM Sales shall cease to be the wholly-owned subsidiary of Corporate Guarantor;



                  (r) There is a default or an event of default under any of the Acquisition Documents by any Person which has a Material Adverse Effect;



                  (s) Any Environmental Liability has been incurred, exists, or is applicable (1) which has a Material Adverse Effect or (2) by which a Borrower's title to, or its right to use or have access to, its property, including the Loan Collateral, are materially affected thereby;



                  (t) There is enacted any legislation (federal, state or local) which allows any Person to obtain a Lien on any material Loan Collateral which is superior to the Liens and interests of Bank on and in such property; or


                  (u) The audit report required pursuant to Section 8.7 is not an unqualified audit report, unless the reason for qualification is attributable to the value recorded for the assets acquired under the Acquisition Documents or not material to a Borrower's financial condition, taken as a whole.

                  (ii) Each Event of Default will be deemed continuing until it is waived in writing by Bank or cured.



         12.2 Cure Periods. (i) Subject to Section 12.2(ii), a default under clause (c) of Section 12.1(i) will constitute an Event of Default only if Borrowers fail to cure the default within 5 Business Days after the earlier of
(a) the date on which a Borrower has knowledge of the existence of such default or (b) the date on which Bank notifies Borrowers of the existence of such default.



                  (ii) Section 12.2(i) will not be applicable with regard to (a) any default which by its nature is not susceptible of cure, (b) a default if, within the 12 calendar months immediately preceding the occurrence of such default, a Borrower has previously breached the same provision of this Agreement, (c) any default, as a result of which, Bank believes in good faith that there exists an immediate and material risk, threat or danger to the value of the Loan Collateral, Bank's interests in the Loan Collateral, or the collectibility of the Obligations, or (d) any event of condition described in clauses (a), (b) and (d) through (u) of Section 12.1(i).



                  (iii) An event or condition described in clauses (g) or (h) of
Section 12.1(i) with respect to an Individual Guarantor will constitute an Event of Default only if Borrowers fail, within 45 days after the earlier of (a) the date on which a Borrower has knowledge of the existence of such event or condition or (b) the date on which Bank notifies Borrowers of the existence of such event or condition, to substitute for such Individual Guarantor (X) another Person, satisfactory to Bank in the good faith exercise of its discretion, as guarantor of the Obligations pursuant to the terms of the Individual Guaranty or
(Y) a surety bond in the amount of $83,333 issued by a surety company, and in form and substance, satisfactory to Bank.



13.      BANK'S RIGHTS AND REMEDIES.



         13.1 Acceleration. Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity, Bank, without further notice or demand, (i) may declare the Loans and all other Obligations to be immediately due and payable (except that with respect to any Event of Default under Section 12.1(g) or (h), such acceleration of the Loans shall be automatic), (ii), to the extent that the maximum amount of the Loans has not yet been used or fully drawn on by Borrowers, may terminate the undrawn amount thereof, (iii) may terminate this Agreement, and (iv) will have all rights to realize upon, and exercise its rights with respect to, the Loan Collateral pursuant to this Agreement and the other Loan Documents, and as otherwise provided by applicable law. Bank's rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which Bank have.


         13.2 Fees and Expenses. Borrowers shall pay to Bank, immediately and as part of the Obligations, all reasonable costs and expenses, including court costs, Attorneys' Fees and costs of sale, incurred by Bank in exercising any of its rights or remedies under the Loan Documents.

         13.3 Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Bank may, whether in addition to taking any of the actions described in Section 13.1 above or otherwise, if any Letters of Credit shall have been issued, make demand upon Borrowers to, and forthwith upon such demand Borrowers will, pay to Bank in same day funds at Bank's office designated in such demand, for deposit in a special interest bearing cash collateral account (the "Letter of Credit Collateral Account") to be maintained at such office of Bank, an amount equal to the Letter of Credit Exposure from time to time in existence. The Letter of Credit Collateral Account shall be in the name of Borrowers (as a cash collateral account), but under the sole dominion and control of Bank exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents. On each drawing under a Letter of Credit, Bank shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or
(iii) Bank is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 13.3 shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Bank applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 13.3, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement.



14.      PARTICIPATIONS.



         14.1 Participation. Until such time, if any, that this Agreement is amended to increase the maximum aggregate amount of the Loans to an amount not less than $15,000,000 (it being understood that neither Bank nor Borrowers shall be obligated to agree to any such amendment), Bank will not sell to any Person, other than an Affiliate of Bank, any participating interest in the Loans. In the event that this Agreement is amended to increase the maximum aggregate amount of the Loans to an amount not less than $15,000,000, Bank, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time sell to one or more banks or other entities ("Participants") participating interests in the Loans, the Loan Collateral or other security provided to Bank, or any other interests of Bank under this Agreement or the other Loan Documents; provided, however, that Bank shall at all times remain as lead lender.



         14.2 Participant Consents. Borrowers acknowledge that Participants have or will have certain rights under their respective participation agreements with Bank that may, subject to the terms of the participation agreements, require Bank to obtain the consent (collectively, "Participant Consents") of some or all of Participants before Bank takes or refrains from taking certain actions (other than as required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loans, the Loan Documents or the Loan Collateral. In addition, from time to time,

Bank may request instructions from Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents Bank is permitted or required to take or to grant or to not take or grant ("Participant Instructions"). If Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, Bank will (i) be absolutely empowered to take or refrain from taking any action (other than as required by the Loan Documents) or withhold any waiver, consent or approval and (ii) not be under any liability whatsoever to any Person, including Borrowers and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions.



         14.3 Information. Borrowers authorize Bank to disclose to any Participant any and all financial information in Bank's possession concerning Borrowers which has been delivered to Bank by Borrowers pursuant to the Loan Documents or in connection with Bank's credit evaluation of Borrowers or which has been obtained independently by Bank in its credit evaluation or audit of Borrowers.



         14.4 Law Requirements. Nothing in the Loan Documents will prohibit Bank from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable law.



15.      GENERAL.



         15.1 Severability. If any term of this Agreement is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.



         15.2 Governing Law. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO OHIO CONFLICTS OF LAW PRINCIPLES).



         15.3 WAIVER OF JURISDICTION. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF BANK, ITS SUCCESSORS AND ASSIGNS, AND WITHOUT LIMITATION ON THE ABILITY OF BANK, ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL OR INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BANK AND BORROWERS EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF

JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWERS AND BANK AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 15.9 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. BORROWERS WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.



         15.4 Survival and Continuation of Representations and Warranties. All of Borrowers' representations and warranties contained in this Agreement shall
(i) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, (ii) be deemed to be made as of each day of the term of this Agreement, and (iii) remain true until the Obligations are fully performed, paid and satisfied, subject to such changes as may not be prohibited hereby, do not constitute Events of Default hereunder, and have been consented to by Bank in writing.



         15.5 Evidence of Loans. Each Loan may or may not (at Bank's discretion) be evidenced by notes or other instruments issued or made by Borrowers to Bank. Where such Loan is not so evidenced, it shall be evidenced solely by entries upon Bank's books and records.



         15.6 Bank's Additional Rights Regarding Loan Collateral. In addition to its other rights and remedies under the Loan Documents, Bank may, in its discretion exercised in good faith, (i) exchange, enforce, waive or release any Loan Collateral or portion thereof, (ii) apply the proceeds of the Loan Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition) as Bank may, from time to time, determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner following the occurrence of any Event of Default without affecting or impairing its right to take any other further action with respect to any security or any part thereof.



         15.7 Application of Payments; Revival of Obligations. Bank shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent a Borrower makes a payment or payments to Bank or Bank receives any payment or proceeds of the Loan Collateral or any other security for a Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by Bank.



         15.8 Fees and Expenses. (i) Borrowers shall reimburse Bank for all reasonable costs, fees, expenses and obligations incurred by Bank or for which Bank becomes obligated ("Expenses") in connection with, arising out of, or related to:

                  (a) the entering into, negotiation, preparation, closing and enforcement of this Agreement or any of the other Loan Documents and any of Bank's rights hereunder and thereunder;



                  (b) any Loans or advances made by Bank hereunder;



                  (c) any transaction contemplated by this Agreement or the Acquisition Documents;



                  (d) any inspection, audit, appraisal, or verification of the Loan Collateral or a Borrower (Bank currently charges $450 per diem based on an 8 hour day plus out-of-pocket expenses) per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not a Bank employee; however, so long as there does not exist an Event of Default, Borrowers shall not be required to reimburse Bank for Expenses of field examinations for more than three field examinations in any calendar year;



                  (e) any liability under Section 3505 of the Internal Revenue Code and all other local, state and federal statutes of similar import; and



                  (f) with respect to any or all of (1) enforcing any Obligation or in foreclosing against any of the Loan Collateral or exercising or enforcing any other right or remedy available by reason of any Event of Default, (2) connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (3) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to a Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (4) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (5) protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral, or (6) attempting to enforce or enforcing any lien on or security interest in any of the Loan Collateral or any other rights under the Loan Documents.



             (ii) The Expenses (a) will include Attorneys' Fees and fees of other professionals, all lien search and title search fees, all filing and recording fees and all travel expenses and (b) are part of the Obligations, payable upon Bank's demand, and will secured by the Loan Collateral above.



             (iii) The Obligations described under this Section 15.8 shall survive any termination of this Agreement.



         15.9 Notices. Any notice required, permitted or contemplated hereunder shall be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given (i) three days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by telecopy, mailgram, telegram, telex or personal delivery:



         To Bank:          Star Bank, National Association
                           425 Walnut Street
                           Cincinnati, Ohio  45202
                           Attention:  Steven C. Kieffner
                           Telecopy No.:  (513) 632-2040



         To Borrowers:     FM Precision Golf Manufacturing Corp.
                           535 Migeon Avenue
                           Torrington, Connecticut 06790
                           Attention: President
                           Telecopy No.:    (203) 489-5454



Bank will, as a courtesy to Borrowers, endeavor to give a copy of any notice given to Borrowers to Borrowers' attorney at the same time that Bank gives the notice to Borrowers in the manner selected above; however, the failure of Bank to give any such notice to Borrowers' attorney will not affect the validity or effectiveness of the notice to Borrowers or impose any liability or obligation upon Bank. For such purpose, the address of Borrowers' attorney is:



                           Kenneth J. Warren, Esq.
                           Schwartz, Warren & Ramirez
                           41 South High Street, Suite 2300
                           Columbus, Ohio 43215
                           Telecopy No.: (614) 224-0360



         15.10 Indemnification. In consideration of the execution and delivery of this Agreement by Bank and the making of any Loan hereunder, Borrowers hereby indemnify, exonerate and hold Bank and each of its officers, directors, employees, Affiliates, and agents (collectively the "Indemnified Parties" and, individually, as "Indemnified Party") free and harmless from and against any and all actions, causes of action, suits, demands, investigations, obligations, judgments, losses, costs, liabilities, damages, and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys' fees and disbursements (the "Indemnified Liabilities"), which are incurred by, accrued, asserted, made or brought against, charged to, or recoverable from the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:



             (i) any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan, including the Acquisition;

                  (ii) the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;



                  (iii) any breach by a Borrower of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents;



                  (iv) any Environmental Law relative to the Loan Collateral, regardless of whether or not caused by, or within the control of, a Borrower, unless caused by Bank; and



                  (v) any Remittance deposited in the Special Account which is dishonored for any reason;



except to the extent that such Indemnified Liabilities are based on an Indemnified Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except to the extent that such Indemnified Liabilities have arisen by reason of an Indemnified Party's gross negligence or willful misconduct. The Obligations described under this Section 15.10 shall survive any termination of this Agreement.



         15.11 Additional Waivers by Borrowers. Borrowers waive presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which Borrowers might otherwise be entitled.



         15.12 Equitable Relief. Borrowers recognize that, in the event a Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Bank; therefore, Borrowers agree that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.



         15.13 Entire Agreement. This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof. Any request from time to time by a Borrower for Bank's consent under any provision in the Loan Documents must be in writing, and any consent to be provided by Bank under the Loan Documents from time to time must be in writing in order to be binding on Bank; however, Bank will have no obligation to provide any consent requested by a Borrower, and Bank may, for any reason in its discretion exercised in good faith, elect to withhold the requested consent. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Any documents delivered by, or on behalf of, a Borrower by fax transmission (i) may be relied on by Bank as if the document were a manually signed original and (ii) will be binding on Borrowers for all purposes of the Loan Documents.

         15.14 Headings. Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.



         15.15 Cumulative Remedies. The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Bank does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.



         15.16 Waivers and Amendments in Writing. Failure by Bank to exercise any right, remedy or option under this Agreement or in any Loan Document or delay by Bank in exercising the same shall not operate as a waiver by Bank of its right to exercise any such right, remedy or option. No waiver by Bank shall be effective unless it is in writing and then only to the extent specifically stated. This Agreement cannot be changed or terminated orally.



         15.17 Assignment. Bank shall have the right to assign this Agreement and the other Loan Documents. However, if Bank assigns this Agreement (other than the sale of a participating interest in the Loans to the extent permitted by Section 14.1), Bank shall give Borrowers written notice of the assignment, and Borrowers may prepay the Loans in full without payment of the termination fee under Section 11.3 so long as such prepayment in full is tendered to Bank's assignee within 90 days after Bank gives Borrower written notice of the assignment. Neither Borrower may assign, transfer or otherwise dispose of any of its rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Bank's written consent shall be void. All of the rights, privileges, remedies and options given to Bank under the Loan Documents shall inure to the benefit of Bank's successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of Borrowers and Bank, respectively.



         15.18 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS AND BANK EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BANK AND BORROWERS.

         IN WITNESS WHEREOF, this Agreement has been duly executed by Borrowers as of May 31, 1996.





                                       FM PRECISION GOLF
                                       MANUFACTURING CORP.



                                       By:  /s/ David E. Johnston
                                            ---------------------------------
                                            David E. Johnston, Vice President



                                       FM PRECISION GOLF SALES CORP.


                                       By:  /s/ David E. Johnston
                                            ---------------------------------
                                            David E. Johnston, Vice President

Accepted at Cincinnati, Ohio,
as of May 31, 1996.


STAR BANK, NATIONAL ASSOCIATION



By:      /s/ David L. Carey
         ------------------
Name:    David L. Carey
Title:   Vice President





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